UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HARTE HANKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HARTE HANKS, INC.
9601 McAllister Freeway, Suite 610
San Antonio, Texas 78216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2015

As a stockholder of Harte Hanks, Inc., a Delaware corporation, you are hereby given notice of, and invited to attend in person or by proxy, Harte Hanks’ 2015 annual meeting of stockholders. The annual meeting will be held at the company’s office at 3800 Horizon Boulevard, Suite 500, Trevose, Pennsylvania 19053, on Thursday, May 14, 2015, at 7:30 a.m. Eastern Time, for the following purposes:

1.    To elect three Class I directors, each for a three-year term;

2.    To ratify appointment of KPMG LLP as Harte Hanks’ independent registered public accounting firm for 2015; and

3.    To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 20, 2015, as the record date for determining stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Please note that we are requiring a form of personal identification and, for beneficial owners, appropriate proof of ownership of our common stock to attend the annual meeting. For more information, please refer to the enclosed proxy statement.

As permitted by the Securities and Exchange Commission (SEC), Harte Hanks is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record.  All stockholders will have the ability to access the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Annual Report”) on a website referred to in the Notice, or to request a printed set of these materials at no charge.  Instructions for how to access these materials on the internet or request a printed copy are provided in the Notice.

In addition, stockholder mays request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Stockholders who receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of annual meetings on the environment.  A stockholder’s election to receive proxy materials by email will remain in effect until terminated by them.

The proxy statement and our Form 10-K for the year ended December 31, 2014 are also available on our website at www.hartehanks.com, under “Annual Reports and Proxies” in the “Financials & Filings” section of the “Investors” tab.  Additionally, and in accordance with SEC rules, you may access our proxy statement and Form 10-K at http://www.viewproxy.com/hartehanks/2015, which does not have “cookies” that identify or track visitors to the site.

Most stockholders have a choice of submitting a proxy (1) online, (2) by telephone, or (3) by mail using a traditional proxy card. Please refer to the Notice, proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

Your vote is important. We urge you to review the accompanying materials carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you for your continued interest and support.

By Order of the Board of Directors,

Robert L. R. Munden

Senior Vice President,

General Counsel & Secretary

San Antonio, Texas

April 2, 2015

PROXY STATEMENT TABLE OF CONTENTS

HARTE HANKS, INC.

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2015

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harte Hanks, Inc. for use at our 2015 annual meeting.  In this proxy statement, references to “Harte Hanks,” the “company,” “we,” “us,” “our” and similar expressions refer to Harte Hanks, Inc., unless the context of a particular reference provides otherwise.  We refer to various websites in this proxy statement.  Neither the Harte Hanks website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

GENERAL INFORMATION

2015 Annual Meeting Date and Location

Our 2015 annual meeting of stockholders will be held on Wednesday, May 14, 2015 at 7:30 a.m. (Eastern Time) at the company’s offices at 3800 Horizon Boulevard, Trevose, Pennsylvania 19053, or at such other time and place to which the meeting may be adjourned or postponed.  References in this proxy statement to the annual meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

Mailing Date

The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 2, 2015.

Important Notice Regarding Availability of Proxy Materials For Annual Meeting To Be Held On May 14, 2015

As permitted by the Securities and Exchange Commission (SEC), Harte Hanks is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record.  All stockholders will have the ability to access the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Annual Report”) on a website referred to in the Notice, or to request a printed set of these materials at no charge.  Instructions for how to access these materials on the internet or request a printed copy are provided in the Notice.  Stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials except as described below.  Instead, the Notice contains instructions as to how stockholders may access and review all of the important information contained in the materials on the Internet, including how stockholders may submit proxies.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates that election.

The proxy statement and our Annual Report are also available on our website at www.hartehanks.com, under “Annual Reports and Proxies” in the “Financials & Filings” section of the “Investors” tab.  Additionally, and in accordance with SEC rules, you may access our proxy statement and Annual Report at http://viewproxy.com/Harte Hanks/2015/, which does not have “cookies” that identify or track visitors to the site.

Stockholders Sharing an Address

Registered Stockholders — Each registered stockholder (you are a registered stockholder if you own shares in your own name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one copy of the Notice per account even if at the same address.

Street-name Stockholders — Most banks and brokers are delivering only one copy of the Notice to consenting street-name stockholders (you are a street-name stockholder if you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address.  This procedure reduces our printing and distribution costs.  Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee, or (if offered) by checking the appropriate box on the voting instruction card sent to them.  Similarly, most street-name stockholders who are receiving multiple copies of the Notice at a single address may request that only a single Notice be sent to them in the future by checking the appropriate box on the voting instruction card sent to them or by contacting their bank, broker or other nominee.

Voting

Stockholders Entitled to Vote

The record date for determining the common stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof was the close of business on March 20, 2015, at which time we had issued and outstanding 62,622,980 shares of common stock, which were held by approximately 2,000 holders of record.  Please refer to “Security Ownership of Management and Principal Stockholders” for information about common stock beneficially owned by our directors, executive officers and principal stockholders as of the date indicated in such section.  Record date stockholders are entitled to one vote for each share of common stock owned as of the record date.  For a period of at least ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours at our corporate headquarters located at 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.

Voting of Proxies By Management Proxy Holders

The Board has appointed Messrs. Carlos M. Alvarado (Vice President, Finance & Controller), Robert L. R. Munden (Senior Vice President, General Counsel & Secretary) and Douglas C. Shepard (Executive Vice President and Chief Financial Officer), as the management proxy holders for the annual meeting.  Your shares will be voted in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or online, as applicable.  For stockholders who have their shares voted by duly submitting a proxy online, by mail or telephone, the management proxy holders will vote all shares represented by such valid proxies reflecting the Board’s recommendations, unless a stockholder appropriately specifies otherwise:

•                  Proposal I (Election of Directors) — FOR the election of each of the persons named under “Proposal I—Election of Directors” as nominees for election as Class I directors; and

•                  Proposal II (Ratification of the Appointment of Independent Registered Public Accounting Firm) — FOR the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm (independent auditors) for fiscal 2015.

As of the date of printing of this proxy statement, the Board is not aware of any other business or nominee to be presented or voted upon at the annual meeting.  Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the company.  Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the management proxy holders in accordance with the specification.

Quorum; Required Votes

The presence at the meeting, in person or by proxy, of the stockholders entitled to cast at least a majority of the votes that all common stockholders are entitled to cast is necessary to constitute a quorum for the transaction of business at the annual meeting.  Each vote represented at the meeting in person or by proxy will be counted toward a quorum.  Abstentions and broker “non-votes” (which are described below) are counted as present at the annual meeting for purposes of determining whether a quorum is present.  If a quorum is not present, the meeting may be adjourned or postponed from time to time until a quorum is obtained.

Under the current rules of the New York Stock Exchange (NYSE), brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted.  There are also non-discretionary matters for which brokers do not have discretionary authority to vote, even if they do not receive timely instructions from the customer.  When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a “broker non-vote” results.  Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.  Brokers will not have discretionary authority in the absence of timely instructions from their customers for proposal I, but brokers will have discretionary authority in the absence of timely instructions from their customers for proposal II.

•                  Proposal I (Election of Directors) — To be elected, each nominee for election as a Class III director must receive the affirmative vote of a plurality of the votes cast at the annual meeting in person or by proxy.  This means that director nominees with the most votes are elected.  Votes may be cast in favor of or withheld from the election of each nominee.  Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors.

•     Proposal II (Ratification of the Appointment of Independent Registered Public Accounting Firm) — Ratification of the appointment of KPMG LLP as our independent registered public accounting firm (independent auditors) for fiscal 2014 requires the affirmative vote of the majority of the votes cast at the annual meeting in person or by proxy.  Broker non-votes and abstentions will not be counted in determining the number of votes cast and will have no effect on the approval of this proposal.

Submission of Proposal II for ratification by the stockholders is not legally required.  However, the Board and its Audit Committee believe that such submission is an opportunity for stockholders to provide feedback to the Board and its Audit Committee on an important issue of corporate governance.  If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.  The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the independent auditors. Ratification by the stockholders of the appointment of KPMG LLP does not limit the authority of the Audit Committee to direct the appointment of new independent auditors at any time during the year or thereafter.

Voting Procedures

Registered Stockholders — Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•                  By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

•                  By Telephone.  You may submit a proxy by telephone using the toll-free number listed on the proxy card.  Please have your proxy card in hand when you call.  Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

•                  Online.  You may submit a proxy online using the website listed on the proxy card.  Please have your proxy card in hand when you log onto the website.  Online voting facilities will close and no longer be available on the date and time specified on the proxy card.

•                  In Person.  You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

Street-name Stockholders — Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•                  By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

•                  By Methods Listed on Proxy Card.  Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or online, following the instructions on the proxy card or other information provided by the record holder.

•                  In Person with a Proxy from the Record Holder.  A street-name stockholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the annual meeting by:

•                  timely delivery of a valid, later-dated executed proxy card;

•                  timely submitting a proxy with new voting instructions using the telephone or online voting system;

•     voting in person at the meeting by completing a ballot; however, attending the meeting without completing a ballot will not revoke any previously submitted proxy; or

•               filing an instrument of revocation received by the Secretary of Harte Hanks, Inc. at 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216, by 4:00 p.m., Central Time, on Wednesday, May 13, 2015.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

Annual Meeting Admission

If you wish to attend the annual meeting in person, you must present a form of personal identification. If you are a beneficial owner of Harte Hanks common stock that is held of record by a bank, broker or other nominee, you will also need proof of ownership to be admitted to the meeting.  A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.  No cameras, recording equipment, large bags, briefcases or packages will be permitted in the meeting.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies by our Board.  In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation.  We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Copies of the Annual Report

A copy of our Annual Report, including the financial statements and the financial statement schedules, if any, but not including exhibits, will also be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to Harte Hanks, Inc., Attn: Secretary, 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.  Our Annual Report and the exhibits filed with it are also available on our website, www.hartehanks.com, under “Annual Reports and Proxies” in the “Financials & Filings” section of the “Investors” tab.  Our Annual Report and the exhibits filed with it do not constitute a part of the proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related rules of the SEC require our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.  As with many public companies, we provide assistance to our directors and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders. To our knowledge, based solely on our review of the copies of Section 16(a) reports received by us with respect to fiscal 2014, including those reports that we have filed on behalf of our directors and executive officers pursuant to powers of attorney, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than 10% of a registered class of our equity securities have been satisfied, except that the Form 4 reporting shares purchased on November 19, 2014 by our director William F. Farley was filed late (on December 1, 2014) due to an administrative oversight.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our current directors and executive officers:

Name	Age	Position
Stephen E. Carley	62	Director (Class II)
David L. Copeland	59	Director and Nominee (Class I)
William F. Farley	71	Director (Class II)
Christopher M. Harte	67	Director and Nominee (Class I); Chairman of the Board
Scott C. Key	56	Director and Nominee (Class I)
Judy C. Odom	62	Director (Class III)
Robert A. Philpott	54	Director (Class III); President & CEO
Karen A. Puckett	54	Director (Class III)
Gavin Pommernelle	48	Executive Vice President & Chief Human Resources Officer
Douglas C. Shepard	47	Executive Vice President & CFO
Americo J. Carbone	60	Senior Vice President, Operations
Brian J. Dames	46	Senior Vice President & Chief Marketing Officer
Philip J. Galati	50	Senior Vice President & CEO, Trillium Software
Andrew P. Harrison	43	Senior Vice President, Customer Experience Support
Robert L. R. Munden	46	Senior Vice President, General Counsel & Secretary
Joseph A. Voica	54	Senior Vice President, Sales
Carlos M. Alvarado	41	Vice President, Finance & Controller

Class I directors are to be elected at our 2015 annual meeting, and David L. Copeland, Christopher M. Harte and Scott C. Key are nominees for election.  The term of Class II directors expires at the 2016 annual meeting of stockholders, and the term of Class III directors expires at the 2017 annual meeting of stockholders.

Stephen E. Carley joined Harte Hanks as a director on March 17, 2013. Mr. Carley currently serves as the Chief Executive Officer, and as a director, of Red Robin Gourmet Burgers, Inc., a casual dining restaurant chain.  Prior to joining Red Robin, Mr. Carley served from April 2001 to August 2010 as the Chief Executive Officer of El Pollo Loco, Inc., a privately held restaurant company. Prior to his service at El Pollo Loco, Mr. Carley served in various management positions with several companies, including, PhotoPoint Corp., Universal City Hollywood, PepsiCo, Inc., and the Taco Bell Group.

We believe that Mr. Carley brings to the board of directors, among his other skills and qualifications, extensive retail and consumer-focused industry experience and valuable executive leadership, which he has gained as a chief executive officer of a corporation with significant, large-scale operations.  In addition, he has extensive knowledge and understanding of marketing from a retail perspective, which should prove valuable for our company given the number of our retail-based clients.

David L. Copeland has served as a director of Harte Hanks since 1996.  He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980, and currently serves as its President.  Since 1998, he has served as a director of First Financial Bankshares, Inc., a financial holding company.  Currently, he serves on the executive and nominating committees and is also the audit committee chairman of First Financial Bankshares.

We believe that Mr. Copeland’s qualifications for our board include his experience serving on various committees for a publicly traded financial holding company.  We also believe he offers us extensive knowledge of financial instruments, financial and economic trends and accounting expertise from serving as president of SIPCO, Inc. and on the audit committee of First Financial Bankshares.  Mr. Copeland, a certified public accountant and a chartered financial analyst, qualifies as a financial expert on our audit committee.

William F. Farley has served as a director of Harte Hanks since 2003.  Currently, he is a Principal with Livingston Capital, a private investment business he started in 2002.  Since 2005, he has served on the board of trustees for Blue Cross Blue Shield of Minnesota and is a member of its technology committee and the chair of its investment committee.  He served as Chairman and Chief Executive Officer of Science, Inc., a medical device company, from 2000 to 2002. He also served as Chairman and Chief Executive Officer of Kinnard Investments, a financial services holding company, from 1997 to 2000.  From 1990 to 1996, he served as Vice Chairman of U.S. Bancorp, a financial services holding company.

We believe that Mr. Farley’s qualifications for our board include his extensive leadership experience at various financial institutions serving in roles as chairman and chief executive officer.  We believe he provides important perspectives on financial markets, complex securities and financial and economic trends, as well as a broad prospective on corporate governance and risk management issues facing businesses today. Mr. Farley qualifies as a financial expert on our audit committee.

Christopher M. Harte has served as a director of Harte Hanks since 1993.  Serving as our Chairman since July 1, 2013, he is also a private investor.  He was Chairman and subsequently publisher of the Minneapolis Star Tribune from March 2007 through September 2009.  The Minneapolis Star Tribune entered bankruptcy in January 2009 and emerged from bankruptcy in September 2009. He had previously been President and publisher of Knight-Ridder newspapers in State College, Pennsylvania and Akron, Ohio, and later President of the newspaper in Portland, Maine. He serves as a director of Geokinetics, Inc., a provider of three-dimensional seismic acquisition services to U.S. and international oil and gas businesses.  He was a director of Crown Resources Corporation from 2002 until its merger with Kinross Gold Corporation in 2006.

We believe that Mr. Harte’s qualifications for our board include his extensive experience in managing, investing in and serving on the board of directors of a number of media companies in various segments of the media industry.  Also, he offers the perspective of a seasoned board member having served on our board of directors when it was a private company and a public company.

Scott C. Key joined the Harte Hanks board on March 17, 2013.  Mr. Key serves as President and Chief Executive Officer of IHS, Inc., a leading source of information and analytics.  Mr. Key also serves on IHS’ board of directors.  Mr. Key joined IHS in 2003, and has served in a variety of roles of progressively greater responsibility, most recently as IHS’ Chief Operating Officer (in 2011), Senior Vice President, Global Products and Services (in 2010) and President and Chief Operating Officer of IHS Global Insight (September 2008 – December 2009).  From 2007-2008, he served as President and Chief Operating Officer of IHS Jane’s and chairman of IHS Fairplay, and led an integrated sales team on a global basis.  From 2003-2007, he served as IHS Senior Vice President of Corporate Strategy and Marketing, and led Energy Strategy, Products, Marketing and Software Development.

We believe Mr. Key’s extensive experience in global data- and analytics-intensive businesses brings a keen perspective as our company continues to develop more and different data-driven marketing offerings for our clients.  In addition, his current service as Chief Executive Officer of a fast growing company will provide a valuable perspective on our board as we develop and deploy a new strategy for our company.

Judy C. Odom has served as a director of Harte Hanks since 2003.  Ms. Odom has also served on the board of directors of Leggett & Platt, Incorporated, a diversified manufacturing company, since November 2002. In March 2014, Ms. Odom joined the board of directors of Sabre Corporation, a leading technology solutions provider to the global travel and tourism industry; she also serves as the chair of Sabre’s Audit Committee.  From 1985 until 2002, she held numerous positions, most recently chief executive officer and chairman of the board, at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983.  Prior to founding Software Spectrum, she was a partner with the international accounting firm, Grant Thornton.

We believe that Ms. Odom’s qualifications to serve on our board include her board service with several companies allowing her to offer a broad leadership perspective on strategic and operating issues facing companies today.  Her experience co-founding Software Spectrum, growing it to a large public company before selling it to another public company and serving as board chair provides the insight and perspective of a successful entrepreneur and long-serving chief executive officer with international operating experience. As a partner in an international accounting firm she supervised audits of many companies in various industries.

Robert A. Philpott joined our board when became our President and Chief Executive Officer on July 1, 2013.  Mr. Philpott is career marketing executive and has held senior leadership roles in Europe, Asia and the Americas. Mr. Philpott was most recently a member of the board of directors of Aegis Group PLC, from 2010 through 2012, and Chief Executive Officer of Synovate, a global market research firm. He joined Synovate in 1997, and after progressing through several operating positions was appointed Chief Executive Officer in 2009; he left Synovate in 2011 after its sale to Ipsos SA.

In addition to the inherent value of having our company’s senior leadership team represented on the board, Mr. Philpott brings over 20 years of industry experience from leading marketing companies at all stages of growth and in markets across the globe.  We believe this leadership experience and market knowledge will provide the board with valuable perspectives as the company develops and deploys its new strategy.

Karen A. Puckett has served as a director of Harte Hanks since 2009.  Ms. Puckett is currently an Executive Vice President and Chief Operating Officer with CenturyLink, Inc., and has served as CenturyLink’s Chief Operating Officer since 2000.  CenturyLink is the third largest telecom communications company in the U.S. and a leader in network services as well as a global leader in cloud infrastructure and hosted IT solutions for enterprise customers.  CenturyLink provides data voice and managed services in local, national and select international markets.

We believe that Ms. Puckett’s qualifications for our board include her perspective as an active chief operating officer based on her leadership experience at CenturyLink.  In addition, she recently helped lead CenturyLink’s combination with Qwest Communications International, Inc.  We believe her involvement in the transformation and expansion of CenturyLink gives her broad perspective on all aspects of growing businesses.

Gavin Pommernelle was appointed as our Executive Vice President and Chief Human Resources Officer in December 2013, and responsible for our talent strategy and its implementation, as well as internal communication and corporate social responsibility. Mr. Pommernelle has over 20 years of global experience in executive leadership roles and building human resource functions, most recently at Synovate, a global market research company (Executive Vice President and Global Human Resources Officer, 2006 – 2011) and Talent Driven Value LLC, a talent development and communications consultancy (Founder and Principal 2012 – present).

Douglas C. Shepard has served as our Executive Vice President and Chief Financial Officer since December 2007. From September 2006 to December 2007, he served as Chief Financial Officer and Treasurer of Highmark’s vision holding company, HVHC Inc. From November 2004 to December 2007, he served Eye Care Centers of America, Inc., as its Executive Vice President, Chief Financial Officer, Treasurer and Secretary, and for over seven years prior to that as Vice President of Finance and Controller.  Prior to his employment with ECCA, Mr. Shepard served at a publicly traded restaurant company and at Deloitte & Touche, LLP.

Americo J. Carbone joined Harte Hanks in April 2014 and serves as the leader of Operations for our Customer Interaction Division.  From January 2013 to April 2014, he served as the Chief Financial Officer of Lieberman Research Worldwide, and from January 2012 to January 2013 was an independent consultant in the market research industry.  From August 2010 to January 2012, he was CFO North America for Synovate, Inc. and from October 2003 to August 2010 was CFO Americas for Synovate, Inc.

Brian J. Dames serves as our Senior Vice President & Chief Marketing Officer, a role he assumed June after serving as our Customer Solutions leader since 2012.  Prior to joining Harte Hanks in 2007 as a leader in our database business, Mr. Dames held marketing and senior management positions with Experian, Claritas, EthnicGrocer.com, IXI Corporation, and Sears, Roebuck & Co. His two decades of experience span retail, financial services, automotive, media, consumer products and telecommunications, among other markets.

Philip J. Galati joined the company in May 2014 and serves as the President and CEO of our Trillium Software business.  Prior to his role at Trillium Software, Mr. Galati served as Executive Director, Cloud Solutions for IBM from October 2010 to January 2014.  Prior to its acquisition by IBM, Mr. Galati was Senior Vice President of Global Services for Sterling Commerce Software from 2007 until September 2010.

Robert L. R. Munden joined the company in April 2010 as our Senior Vice President, General Counsel and Secretary.  From April 2005 through March 2010, Mr. Munden served as Vice President and Corporate Counsel of Safeguard Scientifics, Inc.  From June 2002 through April 2005, he served as Corporate Counsel, North America for Taylor Nelson Sofres, a market research company (now a division of WPP PLC).  Prior to that, Mr. Munden served as General Counsel to an online marketing and database services firm, as an associate with a corporate law firm and as an armor and cavalry officer in the U.S. Army.

Joseph A. Voica joined the company in October 2014 and serves as our Senior Vice President, Sales for our Customer Interaction Division.  From May 2011 until August 2014 he served as Senior Vice President Global Sales, Pricing and Delivery for MasterCard Worldwide Advisors.  From July 2006 until May 2011 he served as Vice President of Sales of Experian.  Prior to that time Mr. Voice worked as a Senior Executive for several private venture-backed companies.

Carlos M. Alvarado has served as the Vice President, Finance and Controller since June 2013. Prior to joining Harte Hanks, he was Director of Accounting for Visionworks of America, Inc., a subsidiary of Highmark’s vision holding company, HVHC Inc.  Prior to joining HVHC, Mr. Alvarado spent six years in public accounting with Ernst & Young and Arthur Andersen, and two years at a retail grocery company.

Andrew P. Harrison is our Senior Vice President, Customer Experience Support within our Customer Interaction Division, leading our network network of contact centers spanning four continents.  These centers provide inbound and outbound services for industry leaders in mobile devices, tech, professional services, retail, consumer, streaming entertainment, energy, pharma, and healthcare. Mr. Harrison has worked in a variety of roles for Harte Hanks for nearly 20 years, in the most recent years preceding his promotion serving as Vice President, Human Resources for our direct marketing division.

CORPORATE GOVERNANCE

We believe that strong corporate governance helps to ensure that our company is managed for the long-term benefit of our stockholders. During the past year, we continued to review our corporate governance policies and practices, the applicable federal securities laws regarding corporate governance, and the corporate governance standards of the NYSE, the stock exchange on which our common stock is listed. This review is part of our continuing effort to enhance our corporate governance and to communicate our governance policies to stockholders and other interested parties.

You can access and print, free of charge, the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (“Governance Committee”), as well as our Corporate Governance Principles, Business Conduct Policy, Code of Ethics and certain other policies and procedures on our website at www.hartehanks.com under the “Corporate Governance” section of our “Investors” tab.  Additionally, stockholders can request copies of any of these documents free of charge by writing to the following address:

Harte Hanks, Inc. (Attention: Secretary)

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

From time to time, these governance documents may be revised in response to changing regulatory requirements, our evaluation of evolving best practices and industry norms and input from our stockholders and other interested parties. We encourage you to check our website periodically for the most recent versions.

Board of Directors and Board Committees

Our business is managed under the direction of our Board. The Board elects the Chief Executive Officer (CEO) and other corporate officers, acts as an advisor to and resource for management, and monitors management’s performance. The Board, with the assistance of the Compensation Committee, also assists in planning for the succession of the CEO and certain other key positions. In addition, the Board oversees the conduct of our business and strategic plans to evaluate whether the business is being properly managed, and reviews and approves our financial objectives and major corporate plans and actions.  Through the Audit Committee, the Board reviews and approves significant changes in the appropriate auditing and accounting principles and practices, provides oversight of internal and external audit processes, financial reporting and internal controls.

The Board meets on a regularly scheduled basis to review significant developments affecting our company, to act on matters requiring approval by the Board and to otherwise fulfill its responsibilities. It also holds special meetings when an important matter requires action or review by the Board between regularly scheduled meetings. The Board met ten times (with no director missing any meeting) and acted by unanimous written consent five times during 2014.  In addition, in 2014 each director participated in at least 75% of the meetings of the Board committee(s) of which he or she was a member.

The Board has separately designated standing Audit, Compensation and Governance Committees. The following table provides Board and committee membership and meeting information for each of the Board’s standing committees:

Committee

Director	Independent (1)	Audit	Compensation	Governance
Stephen E. Carley	Yes		Member	Member
David L. Copeland	Yes	Member (2)	Chair
William F. Farley	Yes	Chair (2)		Member
Christopher M. Harte	Yes
Scott C. Key	Yes	Member
Judy C. Odom	Yes		Member	Chair
Robert A. Philpott	No
Karen A. Puckett	Yes		Member

Number of 2014 Meetings		9	6	3

Number of 2014 Written Consents		0	2	0

(1)                  The Board has determined that the director is independent as described under “Independence of Directors.”

(2)                  The Board has determined that the director is an audit committee financial expert as described under “Audit Committee Financial Experts and Financial Literacy.”

In accordance with our Corporate Governance Principles the Governance Committee and Board considered the membership of the committees and the tenure of members’ service on them.  In light of the many changes made to the committee composition (including the rotation of each committee chair), the Board only made one change to the composition of committees, with Mr. Key replacing Mr. Harte on the Audit Committee in May.

A brief description of the principal functions of each of the Board’s three standing committees follows. The Board retains the right to exercise the powers of any committee to the extent consistent with applicable rules and regulations, and may do so from time to time. For additional information, please refer to the committee charters that are available on our website at www.hartehanks.com under the “Corporate Governance” section of our “Investors” tab.

•                  Audit Committee — The primary function of the Audit Committee is to assist the Board in fulfilling its oversight of (1) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (2) the qualifications and independence of our independent auditors, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements.

•      Compensation Committee — The primary functions of the Compensation Committee are to (1) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation, (2) review and recommend to the Board (as directed by the Board) non-CEO officer compensation, incentive-compensation plans and equity-based plans, and (3) review and discuss with management the company’s “Compensation Discussion and Analysis” and produce a committee report on executive compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

•     Governance Committee — The primary functions of the Governance Committee are to (1) develop, recommend to the Board, implement and maintain our company’s corporate governance principles and policies, (2) identify, screen and recruit, consistent with criteria approved by the Board, qualified individuals to become Board members, (3) recommend that the Board select the director nominees for the next annual meeting of stockholders, (4) assist the Board in determining the appropriate size, function, operation and composition of the Board and its committees, and (5) oversee the evaluation of the Board and management.

Director Nomination Process

The Governance Committee is responsible for managing the process for the nomination of new directors.  The Governance Committee may identify potential candidates for first-time nomination as a director using a variety of sources—recommendations from current Board members, our management, stockholders or contacts in communities served by Harte Hanks, or by conducting a formal search using an outside search firm selected and engaged by the Governance Committee.

Following the identification of a potential director nominee, the Governance Committee commences an inquiry to obtain sufficient information on the background of a potential new director nominee. Included in this inquiry is an initial review of the candidate with respect to whether the individual would be considered independent under NYSE and SEC rules and whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and Compensation Committees of the Board. The Governance Committee evaluates candidates for director nominees in the context of the current composition of the Board, taking into account all factors it considers appropriate, including the characteristics of independence, diversity, age, skills, background and experience, financial acumen, availability of service to Harte Hanks, tenure of incumbent directors on the Board and the Board’s anticipated needs.  Candidates should also have the skills and fortitude to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future and profitable growth of the company.  The Governance Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender and age, and considers issues of diversity and background in determining the appropriate composition of the Board and identifying director nominees.  However, the company does not have a formal policy concerning diversity considerations, nor any formal means of assessing the efficacy of its diversity consideration.

The Governance Committee will consider potential nominees recommended by our stockholders taking into account the same considerations as are taken into account for other potential nominees. Stockholders may recommend candidates by writing to the Governance Committee in care of our Secretary at Harte Hanks, Inc., 9601 McAllister

Freeway, Suite 610, San Antonio, Texas 78216.  Our by-laws provide additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual stockholders meeting, as described further under “Submission of Stockholder Proposals for 2016 Annual Meeting” and in our by-laws.

Assuming a satisfactory conclusion to the Governance Committee’s review and evaluation process, the Governance Committee presents the candidate’s name to the Board for nomination for election as a director and, if applicable, inclusion in our proxy statement.

Independence of Directors

Questionnaires are used on an annual basis (or when a new director is added) to gather input to assist the Governance Committee and the Board in their determinations of the independence of the non-employee directors.  Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Governance Committee presented its findings to the Board on the independence of (1) Stephen E. Carley, (2) David L. Copeland, (3) William F. Farley, (4) Christopher M. Harte, (5) Scott C. Key, (6) Judy C. Odom and (7) Karen A. Puckett, in each case in accordance with applicable federal securities laws and the rules of the NYSE.  The Board determined that, other than in their capacity as directors, none of these non-employee directors had a material relationship with Harte Hanks, either directly or as a partner, stockholder or officer of an organization that has a relationship with Harte Hanks.  The Board further determined that (i) each such non-employee director is otherwise independent under applicable NYSE listing standards for purposes of serving on the Board, the Audit Committee, the Compensation Committee and the Governance Committee, (ii) each such non-employee director satisfies the additional audit committee independence standards under Rule 10A-3 of the SEC and (iii) for purposes of serving on the Audit Committee, each such non-employee director is financially literate and, where applicable, certain of such directors are “audit committee financial experts” as such term is defined in the applicable SEC rules.

When assessing the materiality of a director’s relationship with us, if any, the Board considers all known relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. In making its most recent independence determinations, the Board considered the following matters with respect to Messrs. Copeland and Key and Ms. Puckett and determined that they do not constitute material relationships with Harte Hanks or otherwise impair their independence as members of the Board or any of its committees, including the Audit Committee:

•                  As previously disclosed in our 2014 proxy statement, Mr. Copeland’s son is a member of the transaction services group of KPMG LLP, our independent registered public accounting firm. This issue was previously reviewed and discussed by the Board in connection with assessing the continued independence of Mr. Copeland. This review process included discussing with KPMG the nature of its transaction services group and whether there was any relation to KPMG’s audit or tax compliance groups.  As a result of this diligence and discussions with KPMG, it was determined that KPMG’s transaction services group is a separate and distinct group from KPMG’s audit and tax compliance practice groups.  Accordingly, based on the nature of the services provided by the transaction services group and the fact that Harte Hanks has not purchased such transaction services from KPMG, this matter was not deemed to constitute a material relationship with Harte Hanks.

•                  As disclosed in our 2014 proxy statement and further in this proxy statement, in accordance with SEC rules, Mr. Copeland has reported, but disclaimed, “beneficial ownership” of approximately 8.7% of our outstanding shares of our common stock that are owned by (1) various trusts for which Mr. Copeland serves as trustee or co-trustee, (2) a limited partnership of which he is an officer of the general partner, and (3) the Shelton Family Foundation, of which he is one of nine directors and an employee.  Based on the nature of Mr. Copeland’s role with these entities, his absence of any pecuniary interest in these shares and his disclaimer of any beneficial ownership in these shares, this matter is not deemed to constitute a material relationship with Harte Hanks.

•                  As previously disclosed in our 2014 proxy statement, Ms. Puckett serves as an executive officer of CenturyLink, Inc., which is both a client and a vendor of the company.  In 2014, CenturyLink purchased or licensed approximately $720,000 of software, data and services from our Trillium Software and Customer Interaction Divisions, and we purchased approximately $840,000 of telecommunications services from CenturyLink, all in the ordinary course of business.  Ms. Puckett is not compensated directly or indirectly as a result of these transactions other than that the company’s payments to CenturyLink add to the overall revenue of CenturyLink.  Moreover, Ms. Puckett did not actively participate in negotiating or consummating the terms of the applicable transactions between the company and CenturyLink and did not have any direct or indirect material interest in such transactions.

•      Mr. Key serves as a director and executive officer of IHS Inc., which is a client of the company.  In 2014, IHS purchased or licensed approximately $7,000 of data and services from our Trillium Software and Customer Interaction Divisions, all in the ordinary course of business.  Mr. Key is not compensated directly or indirectly as a result of these transactions other than that the company’s payments to IHS add to the overall revenue of IHS.  Moreover, Mr. Key did not actively participate in negotiating or consummating the terms of the applicable transactions between the company and IHS and did not have any direct or indirect material interest in such transactions.

Board Leadership Structure

Our Board composition was stable in 2014, after having made significant changes in 2013 when we added three new directors (to replace retiring directors) and separated the Chairman and CEO roles.  The independent members of the Board meet in executive session outside the presence of our sole management director at every regular meeting of the Board, and as-needed at special meetings.  We believe having a substantial majority of independent, experienced directors comprising our Board benefits the company and its stockholders by providing strong oversight and advice on the issues facing the company.

Board leadership structures should vary for companies depending on their circumstances.  Although as part of our Lead Director Policy (see below) we regularly evaluate whether to combine or separate the roles of CEO and Chairman, having just separated these roles with the retirement of our previous Chairman, the Board determined that maintaining this structure remained the best for the company.  The Board believes that this leadership structure will allow our CEO the time and resources to focus on leading the company in the implementation of our new corporate strategy and the myriad changes to our business that it will entail.  Our board and stockholders likewise benefit from the continuity provided by an independent Chairman who is very familiar with the company from his long service on our board.  Mr. Harte, our Chairman, leads the Board and its activities, and is responsible for the effective operation of the Board and its responsiveness to stockholders.

The board still maintains a Lead Director Policy, which provides that:

•      the Board shall conduct an annual evaluation of whether to combine (or continue combining, as the case may be) the roles of Chairman of the Board and CEO, with a view to ensuring significant independent oversight of management;

•                  when the Chairman of the Board is also the CEO, the independent members of the Board shall elect one of the independent Directors to serve as Lead Director, such director to serve in such role for a one-year term;

•                  at each regular meeting of the Board, the independent directors shall meet in executive session; and

•      the Lead Director shall have the following powers and duties (1) presiding over all meetings of the Board at which the Chairman of Board is not present, (2) presiding over executive sessions of independent and/or non-management directors, (3) calling meetings of the independent directors, and (4) serving as a liaison between the Chairman of the Board and the independent directors if so requested.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Harte Hanks and its stockholders. Our corporate governance guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Executive Sessions

Our Corporate Governance Principles provide that the non-management members of the Board will hold regular executive sessions in connection with regular Board meetings to consider issues that they may determine from time to time without the presence of any member of management.  If the Chairman of the Board is not a member of management, the Chairman will chair each such session and report any material issues to the full Board.  If the Chairman is a member of management, the Lead Director serves as the chairman of the executive sessions.  If the non-management directors include directors who are not “independent” under applicable NYSE and SEC rules, then the independent directors will hold an executive session at least once a year.  The Chairman of the Board, if an independent director, will chair each such session and report any material issues to the full Board.  If the Chairman is not an independent director, the Lead Director serves as the chairman of such sessions.

Risk Oversight

Our Board is responsible for overseeing the risk management process.  The Board focuses on our general risk management strategy and the most significant risks we face (such as information security and data protection), and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

In performing the risk management process, the Board reviews with management (1) our policies with respect to risk assessment and management of risks that may be material to us, (2) our system of disclosure controls and system of internal controls over financial reporting, and (3) our compliance with legal and regulatory requirements.  The Board also reviews major legislative and regulatory developments that could materially impact our contingent liabilities and risks.  Our other Board committees also consider and address risk as they perform their respective committee responsibilities.  For example, our Compensation Committee evaluates the risks associated with our compensation plans and policies, and our Audit Committee monitors risks relating to our financial controls and reporting.  All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.  The leadership structure of our Board described above in the “Board Leadership Structure” section also ensures that management is properly overseen by independent directors.

Management is responsible for day-to-day risk management.  Our finance, treasury, general counsel and internal audit functions serve as the primary monitoring and testing groups for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business.  This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operational levels, as well as compliance and reporting.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the company and that our Board leadership structure supports this approach.

Audit Committee Financial Experts and Financial Literacy

The Board has determined that David L. Copeland, William F. Farley and Scott C. Key, the current members of the Audit Committee, are each financially literate as interpreted by the Board in its business judgment based on applicable NYSE rules, and that Messrs. Copeland and Farley each further qualifies as an audit committee financial expert, as such term is defined in applicable SEC rules.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee of our Board is or has been an officer or employee of the company.  All members of the Compensation Committee participate in decisions related to compensation of our executive officers.  No interlocking relationship exists between our Board and the board of directors or compensation committee of any other company.

Communications with Non-Management Directors and Other Board Communications

The Board provides a process to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board, Board committees or individual directors, including the Chairman and chair of any Board committee.

Stockholders and other interested parties may communicate by writing to: Board of Directors – Stockholder Communication, Harte Hanks, Inc., 9601 McAllister Freeway, Mail Box 8, San Antonio, Texas 78216.  Our independent directors have instructed the Chair of the Governance Committee to collect and distribute all such communications to the intended recipient(s), assuming she reasonably determines in good faith that such communications do not relate to an improper or irrelevant topic.

Concerns about accounting or auditing matters may be forwarded on a confidential or anonymous basis to the Audit Committee by writing to: Audit Committee, Harte Hanks, Inc., 9601 McAllister Freeway, Mail Box 8, San Antonio, Texas 78216, in an envelope labeled “To be opened by the Audit Committee only.  Submitted pursuant to Audit Committee’s whistleblower policy.” These complaints will be reviewed and addressed under the direction of the Audit Committee.

Items unrelated to the duties and responsibilities of the Board, such as mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, will not be forwarded.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding director attendance at the annual meeting of stockholders, all directors are encouraged to attend.  All attended the 2014 annual meeting of stockholders.

Policies on Business Conduct and Ethics

We have established a corporate compliance program as part of our commitment to responsible business practices in all of the communities in which we operate. The Board has adopted a Business Conduct Policy that applies to all of our directors, officers and employees, which promotes the fair, ethical, honest and lawful conduct in our business relationships with employees, customers, suppliers, competitors, government representatives, and all other business associates. In addition, we have adopted a Code of Ethics applicable to our CEO and all of our senior financial officers. The Business Conduct Policy and Code of Ethics form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, trade practices, protection and proper use of company assets, intellectual property, financial accounting, employment practices, health, safety and environment, and political contributions and payments.

Both our Business Conduct Policy and our Code of Ethics are available on our website at www.hartehanks.com, under the “Corporate Governance” section of our “Investors” tab.  In accordance with NYSE and SEC rules, we intend to disclose any future amendments to our Code of Ethics, or waivers from our Code of Ethics for our CEO, Chief Financial Officer (“CFO”) and Controller, by posting such information on our website (www.hartehanks.com) within the time period required by applicable SEC and NYSE rules.

Certain Relationships and Related Transactions

The Board has adopted certain policies and procedures relating to its review, approval or ratification of any transaction in which Harte Hanks is a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. As set forth in the Governance Committee’s charter, except for matters delegated by the Board to the Audit Committee, all proposed related transactions and conflicts of interest should be presented to the Governance Committee for its consideration. If required by law, NYSE rules or SEC regulations, such transactions must obtain Governance Committee approval. In reviewing any such transactions and potential transactions, the Governance Committee may take into account a variety of factors that it deems appropriate, which may include, for example, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the value and materiality of such transaction, any affiliate transaction restrictions that may be included in our debt agreements, any impact on the Board’s evaluation of a non-employee director’s independence or on such director’s eligibility to serve on one of the Board’s committees and any required public disclosures by Harte Hanks.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws require us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law.  These documents also contain provisions that provide for the indemnification of our directors for third party actions and actions by or in the right of Harte Hanks that mirror Section 145 of the Delaware General Corporation Law.

Our certificate of incorporation also states that Harte Hanks has the power to purchase and maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of Harte Hanks or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.  We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Management Certifications

In accordance with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder, our CEO and CFO have signed certifications under Sarbanes-Oxley Section 302, which have been filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2014.  In addition, our CEO submitted his most recent annual certification to the NYSE under Section 303A.12(a) of the NYSE listing standards on June 13, 2014.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the number of shares of our common stock beneficially owned by (1) our “named executive officers” (the five executive officers and two former executive officer included in the Summary Compensation Table below), (2) each current Harte Hanks director and each nominee for director, (3) each person known by Harte Hanks to beneficially own more than 5% of the outstanding shares of our common stock, and (4) all current Harte Hanks directors and executive officers as a group. Except as otherwise noted, (a) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (b) ownership is as of March 20, 2015, when 62,622,980 shares of our common stock outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	Percent of Class
Named Executive Officers
Robert A. Philpott (2)	298,997	*
Douglas C. Shepard (3)	415,873	*
Brain J. Dames (4)	170,712	*
Andrew P. Harrison (5)	117,145	*
Robert L. R. Munden (6)	170,802	*
Jeannine L. Falcone	17,709	*

Directors
Stephen E. Carley	36,464	*
David L. Copeland (7) (8)	5,460,593	8.7%
William F. Farley (7) (9)	104,435	*
Christopher M. Harte (7) (10)	1,050,804	1.7%
Scott C. Key	35,971	*
Judy C. Odom (7)	66,502	*
Robert A. Philpott (2)	298,997	*
Karen A. Puckett	49,351	*

Other Known 5% Holders
Houston H. Harte (11)	6,608,579	10.6%
BlackRock, Inc. (including subsidiaries) (12)	4,737,096	7.6%
Heartland Advisors, Inc. (13)	4,376,198	7.0%
Vanguard Group, Inc.(14)	3,106,969	5.0%

All Current Executive Officers and Directors as a Group (15 persons) (15)	8,112,503	13.0%

*	Less than 1%.

(1)

The address of (a) BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022, (b) Houston H. Harte is P.O. Box 17424, San Antonio, Texas 78217, (c)  Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, Wisconsin 53202, (d) Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, and (e) each other beneficial owner is c/o Harte Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.

(2)	Includes 127,638 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(3)	Includes 319,973 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(4)	Includes 122,018 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(5)	Includes 70,518 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(6)	Includes 114,518 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(7)	Includes 4,200 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(8)

Includes the following shares to which Mr. Copeland disclaims beneficial ownership: (a) 68,000 shares held as custodian for unrelated minors, (b) 1,989,071 shares that are owned by various trusts for which he serves as trustee or co-trustee, (c) 200,500 shares held by a limited partnership of which he is sole manager of the general partner, and (d) 3,062,465 shares owned by the Shelton Family Foundation, of which he is one of nine directors and an employee.

(9)

Includes (i) 124 shares owned indirectly by Mr. Farley via a trust in which his spouse is a beneficiary, as to which beneficial ownership is disclaimed, and (ii) 76,448 shares held in a trust for which Mr. Farley is a beneficiary.

(10)

Includes 768,939 shares held by Spicewood Family Partners, Ltd., of which he is the sole member and manager of the limited liability company that is the sole general partner, with exclusive voting and dispositive power over all the partnership’s shares, and the following shares to which he disclaims beneficial ownership: (a) 300 shares held as custodian for Mr. Harte’s step-children and child, (b) 54,480 shares held by trusts for which Mr. Harte serves as trustee, and (c) 120,001 shares held by other trusts for which Mr. Harte serves as a co-trustee.

(11)	All such shares are held in a trust for which Mr. Harte and his wife are co-trustees and beneficiaries.

(12)

Represents shares held by investment advisory clients of BlackRock, Inc.’s (“BlackRock”) investment advisory subsidiaries (BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited and BlackRock Investment Management, LLC), no one of which to the knowledge of BlackRock owns more than 5.0% of the class. Information relating to this stockholder is based on the stockholder’s Schedule 13G/A, filed with the SEC on January 26, 2015.

(13)

Represents shares that may be deemed beneficially owned within the meaning of Rule 13d-3 of the Act by (a) Heartland Advisors, Inc. (“Heartland”) by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (b) William J. Nasgovitz, by virtue of his control of Heartland. Mr. Nasgovitz disclaims beneficial ownership of such shares. Heartland shares voting and dispositive power with respect to all such shares. 4,250,000 of such shares (6.8% of the class) are owned by the Heartland Value Plus Fund, but otherwise, to the best of Heartland’s knowledge, no account owns more than 5.0% of the class. Information relating to this stockholder is based on the stockholder’s Schedule 13G/A, filed with the SEC on February 13, 2015.

(14)

Represents shares held by Vanguard Group, Inc. and (a) 72,917 shares beneficially owned by its Vanguard Fiduciary Trust Company subsidiary and (b) 2,300 shares beneficially owned by its Vanguard Investments Australia, Ltd. subsidiary. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on February 11, 2015.

(15)	Includes 811,971 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a discussion of the compensation philosophy and objectives that underlie our executive compensation program and how we evaluated and set our executives’ compensation for 2014.  This CD&A provides qualitative information concerning how 2014 compensation was awarded to and earned by our executives, identifies the most significant factors relevant to our 2014 executive compensation decisions and gives context to the data presented in the tables included below in this proxy statement.  “Committee” within this CD&A means the Compensation Committee of the Board.  Our “executive officers” are our senior executives who are listed above under the heading “Directors and Executive Officers.”  Our “named executive officers” listed in the Summary Compensation Table and other compensation tables that follow are listed below, and are drawn from executive officers who served in 2014:

•                  Robert Philpott – President and Chief Executive Officer;

•                  Doug Shepard – Executive Vice President and Chief Financial Officer;

•                  Brian Dames – Senior Vice President & Chief Marketing Officer;

•                  Andrew Harrison – Senior Vice President, Customer Experience Support;

•                  Robert Munden – Senior Vice President, General Counsel and Secretary; and

•                  Jeannine Falcone – Vice President, Customer Strategy & Engagement (through July 1, 2014).

Executive Summary

We seek to design and implement executive compensation programs that align our executives’ interests and motivations with those of our stockholders, while avoiding the encouragement of inappropriate risk-taking.  In 2014, our total direct compensation program for our named executive officers consisted of base salary, annual cash incentives (based on pre-established financial goals), long-term equity incentives (stock options, time-vesting restricted stock and performance units) and limited perquisites.

As further detailed below, 2014 was a year of significant change for Harte Hanks as we finalized and began implementing our new corporate strategy and the organizational changes required to achieve it.  These changes necessitated new leadership roles and the redefinition of the scope of others, the most significant of which are:

•                  New Consolidated Operations Leadership:  Rick Carbone, who joined the company in April to lead what was then our Customer Delivery operations, is the new Operations leader for our Customer Interaction division, ensuring the effective service delivery across all our business lines;

•                  New Sales Leadership:  to meet our revenue goals, we hired Joe Voica to lead a reorganized, unified and expanded sales organization for Customer Interaction;

•                  New Leadership for Trillium Software:  we hired Phil Galati to serve as the CEO of our Trillium Software Division in order to drive that business’ performance and lead that business through the many changes facing its market;  and

•                  Promotions and Departures:  Brian Dames, who has served us in a number of capacities (most recently as leader of Customer Solutions), was selected for the redefined role of Chief Marketing Officer, and Jeannine Falcone, who had led our sales and agency services, left the business.

The company began 2014 focused on creating revenue growth while maintaining reasonable profitability.  Despite good performance from some of the company’s business lines, overall we reported decreases in operating income from continuing operations (4.5%), income from continuing operations (1.8%) and diluted earnings per share from continuing operations (2.6%) in 2014 from fiscal 2013.  Our stock price decreased slightly (1.0%), and with the effect of dividends paid, total stockholder return was 3.3% for the year.

Based on the economic environment, the company’s performance in 2013, anticipated changes to the company and its leadership, and the Committee’s compensation philosophy and objectives, the Committee approved the following compensation decisions for the named executive officers in 2014:

•                  Implemented a salary increase for only one officer, Andrew Harrison, due to both the performance of his business and internal pay equity considerations.

•

Awarded annual incentive plan payments consistent with our performance relative to pre-established goals set by the Committee in January 2014. As discussed further below, due to company performance, no annual incentive plan payments were made, but Mr. Harrison was given a discretionary retention incentive (in the form of an equity grant) for his business’ exceptional performance.

•

Granted stock options, restricted stock awards and performance units using a more programmatic approach to address compensation gaps identified by our benchmarking, and to align participants with the company’s achievement of long-term stockholder value creation.

•	Established target compensation for our new officers which was largely consistent with market benchmarks.

The Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation advisor to assist with a comprehensive review and benchmarking of our director and executive officer compensation programs.  The Committee’s consideration of Meridian’s report was integral to the Committee’s 2014 compensation determinations.

The remainder of this CD&A provides further detail on the compensation philosophy, process, and decisions for 2014.  Certain information regarding our other periods’ compensation determinations and policies is also included to the extent we believe it provides helpful context for our discussion of 2014 executive compensation.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to achieve a number of key objectives and thereby support our overall efforts to create long-term value for our stockholders:

•

Attract and Retain Top Talent — Attract and retain high-performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value by providing competitive compensation compared to peer companies, competitors or companies in the same market for executive talent.

•

Pay for Performance — Motivate our executives to work in the best interests of our stockholders by closely tying compensation to company, business line (for certain executive officers, as appropriate) and individual performance on both a short-term and long-term basis.

•

Place Significant Portion of Pay At Risk — Align executive compensation with stockholder interests by placing a significant portion of total direct compensation at risk, such that the executive will not realize value unless company performance goals are achieved (for example, annual bonuses and restricted stock with vesting dependent upon company performance) or our stock price appreciates (for example, stock options).

•

Require Significant Ongoing Executive Stock Ownership — Align executive and stockholder interests by including a significant equity component in our total compensation awards and by requiring executives to accumulate and maintain a sizeable equity position through our stock ownership guidelines.

As an integral part of our compensation philosophy and objectives, we seek to design an executive compensation program that does not encourage inappropriate risks that would threaten the long-term value of our company.  We believe our compensation philosophy has assisted in achieving our goals.  The Committee reviews our compensation philosophy on a periodic basis to judge whether the goals and objectives are being met, and what, if any, changes may be needed to the philosophy.  The Committee considered our compensation philosophy and objectives in establishing the elements and amounts of 2014 compensation for each of our named executive officers.  Our 2014 compensation philosophy was consistent for all of our executive officer positions, and was consistent with the philosophy for our 2013 compensation program.

Elements of 2014 Executive Compensation Program

The following table highlights the elements of our 2014 executive compensation program and the primary purpose of each element, which were consistent with our 2013 executive compensation program elements.  The elements are also generally consistent for all of our executive officer positions.  Each element is discussed in further detail below in this CD&A.

Element	Objectives and Basis	Form

Base Salary	Provide base compensation that is competitive for each role to reward and motivate individual performance	Cash
Annual Incentive Compensation (or “bonus”)	Annual incentive to drive company and, where applicable, business unit performance	Cash
Bonus Restricted Stock Elections

Encourage greater stock ownership by executive officers by allowing each to elect to receive up to 30% of their bonus in the form of restricted stock vesting on the first anniversary of the grant, with executive officers receiving 125% of the value of the forgone cash bonus in shares of restricted stock

Restricted stock
Long-Term Incentive Awards	Long-term incentive to drive company performance and align executives’ interests with stockholders’ interests, and to retain executives through long-term vesting and potential wealth accumulation	Stock options, restricted stock and performance awards
Perquisites	Enhance the competitiveness of our executive compensation program through limited additional benefits	Automobile allowances and death benefits
Pension and Retirement	Provide our executives with a competitive retirement income program to supplement the 401(k) plan available to all of our employees	Participation and vesting in our non-qualified restoration pension plan
Severance Agreements	Attract and retain key talent by providing certain compensation in the event of a change in control	Cash severance, equity vesting and COBRA reimbursement
Qualified Deferred Compensation	Provide tax-deferred means to save for retirement	Same benefit made generally available to our employees to participate in our 401(k) plan with a company match
Non-Qualified Deferred Compensation	Provide tax-deferred means to save for retirement	Participation in our non-qualified deferred compensation program
Other	Offer other competitive benefits, such as medical, dental and other health and welfare benefits	Same benefit made generally available to our employees

Compensation Committee

The Committee currently consists of Messrs. Copeland (Chair) and Carley and Mmes. Odom and Puckett.  The Board has determined that each member of the Committee meets the independence requirements of the rules of the NYSE.  Each Committee member is also considered to be an “outside director” in accordance with Section 162(m) of the Internal Revenue Code (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act with regard to compensation and benefit plans subject to SEC Rule 16b-3.  Each member of the Committee either currently serves, or has served, as a director or senior executive of a large corporation, and has had significant experience with compensation matters relating to senior executives of these organizations.

The Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities for compensation of executive officers and administration of the company’s equity incentive plans, with the goals of (1) supporting the company’s business objectives, (2) attracting, motivating and retaining high quality leadership, and (3) linking compensation with business objectives and performance.  In accordance with its charter and NYSE rules, the Committee’s responsibilities include the following:

•                        reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives, and together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•                        making recommendations to the Board with respect to non-CEO officer compensation, and incentive-compensation and equity-based plans that are subject to board approval;

•                        assisting the Board by (i) evaluating potential candidates for officer positions, (ii) recommending terms for the hiring, promotion and severance of officers, and (iii) overseeing the development of officer succession plans;

•                        participating with management in reviewing the annual goals and objectives with respect to compensation for the company’s officers and, to the extent the Committee deems necessary or appropriate, other key employees of the company or its subsidiaries (collectively, “Principal Executives”);

•                        periodically (but no less frequently than annually) evaluating the performance of the Principal Executives in light of established goals and objectives and, based upon this evaluation and any compensation recommendations for the Principal Executives made by the CEO, approve or (in the case of officers, and as directed by the Board) making recommendations to the Board with respect to the compensation for the Principal Executives; and

•                        periodically (but no less frequently than annually) evaluating the competitiveness of the company’s executive compensation program in reference to its peers and broader trends, including consideration of base salaries, annual incentives, long-term incentives and equity-based compensation, considering (among other things) the company’s performance and relative stockholder return, the value of similar incentive awards to similarly situated executives at comparable companies, and the awards given to such person in prior years.

The Committee may appoint subcommittees for any purpose that it deems appropriate and may delegate to subcommittees such power and authority as it deems appropriate.  However, no subcommittee may consist of fewer than two members, and no subcommittee may be delegated any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.  No subcommittees were formed or met in 2014.  The Committee has delegated to our CEO a limited authority to grant stock options and restricted stock to non-officers, and monitors grant activity through regular reports.  You may view the Committee’s full charter on our website at www.hartehanks.com under the “Corporate Governance” section of our “Investors” tab.

The Committee meets in executive session at most of its meetings (as it deems appropriate) to review and consider executive compensation matters without the presence of our executive officers.  These executive sessions may also include other non-employee directors.  The Committee met in executive session with other non-employee directors at each of its 2014 meetings.

Other Participants in the Executive Compensation Process

In addition to the Committee and other non-Committee members of the Board who also may be in attendance at the Committee’s meetings, our management and, when engaged by the Committee from time to time, outside compensation consultants also participate in and contribute to our executive compensation process.  Ultimately, the Committee exercises its independent business judgment with respect to recommendations and opinions of these other participants and the Committee (or our independent directors as a group) makes final determinations about our executive officer compensation.

Management and Chairman of the Board

Mr. Harte, our Chairman, participated in the Committee’s executive compensation processes throughout 2014 and assisted the Committee and regularly attended Committee meetings.  Mr. Harte provided his perspective to the Committee regarding executive compensation matters generally and the performance of the company and its executive officers based on his long experience with the company.

Mr. Philpott, our CEO, likewise participated in the Committee’s executive compensation processes throughout 2014 and attended all Committee meetings; however he did not attend sessions when elements of his compensation were being considered.  The company’s Chief Human Resources Officer (Mr. Pommernelle) and General Counsel (Mr. Munden) also attended each meeting, and the CFO (Mr. Shepard) frequently attended; each was excluded from executive sessions.

Working with Mr. Pommernelle, Mr. Philpott presented recommendations to the Committee on the full range of annual executive compensation decisions made in March (other than with respect to himself), including (1) the company’s 2014 Annual Incentive Plan (the “2014 AIP”) structure and participants, (2) long-term incentive compensation strategy, (3) competitive positioning of our executive compensation program, and (4) total direct compensation for each executive officer, including base salary adjustments, 2014 AIP targets and equity grants.  The Committee made final decisions about each officer’s 2014 compensation without the applicable executive officer being present, taking into account Mr. Philpott’s recommendations and views.

Compensation Consultants

The Committee believes that engaging a consultant for comprehensive reviews on a periodic basis is more appropriate than having regular annual engagements.  After considering (i) the significant changes anticipated for the company in 2014, (ii) the company’s new leadership and (iii) the amount of time that had passed since commissioning its last comprehensive review, in late 2013 the Committee engaged Meridian to assist the Committee with its evaluations and determinations for our 2014 executive compensation program.  Meridian was also charged with conducting a comprehensive evaluation of our compensation philosophy, policies and practices for executive officers and other executive positions, and with reviewing a new annual incentive plan design to be applied company-wide (including officers).  Using information provided by management and gathered from proxy statements, other public information and proprietary surveys, Meridian:

•                       reviewed our company peer group used for benchmarking executive compensation, taking into account input from the Committee;

•                       analyzed total direct compensation, and the individual components of total direct compensation, for each of our executive positions and assessed target and actual compensation relative to market (based on compensation data from the peer group and broad market survey data) and alignment with Harte Hanks’ compensation philosophy and objectives;

•                       recommended specific improvements for ensuring that compensation remains aligned with the goal of enhancing stockholder value through competitive programs which allow the company to attract, properly motivate and retain key executives who will contribute to Harte Hanks’ long-term success; and

•                       provided advice and recommendations regarding best practices and compensation trends, such as with respect to perquisites, change-in-control arrangements, equity award structure and features and annual incentive plan structures.

Although the Committee has not engaged Meridian to conduct a comprehensive review for 2015 compensation determinations, the Committee does refer ad hoc queries and issues to Meridian as they arise from time-to-time.

For the foregoing engagements, Meridian has been selected and retained by—and reported directly to—the Committee.  Meridian has not been separately engaged by our management, but has provided to management corresponding evaluations of selected non-executive officer positions and compensation policy and practice matters.  Harte Hanks has no relationship with Meridian (other than the relationship undertaken by the Committee), and the Committee re-evaluated and confirmed Meridian’s independence in accordance with its charter and NYSE requirements prior to engaging Meridian.

Principal Factors That Influenced 2014 Executive Compensation

When making its 2014 annual compensation decisions, the Committee considered the compensation philosophy and principles that underlie our executive compensation program, including the desire to link executive compensation to annual and long-term performance goals and to be able to attract and retain high performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value.  The Committee did not use formulas to rigidly set the compensation of our executives based solely on market data or on any one factor in isolation, or assign a specific weighting or ranking to the various factors it considered.  Rather, the Committee’s ultimate decisions were influenced by a number of factors that were collectively taken into consideration in the Committee’s business judgment and that included a number of subjective determinations in addition to the specific formula-based performance criteria established in our annual incentive plan and long term incentive performance awards. In establishing the individual elements and amounts of 2014 executive compensation, the principal factors taken into consideration by the Committee included the following:

•                       competitive market data to assess how our executive pay compared to other companies, considering the individual elements of our compensation program, the relative mix of those compensation elements and total direct compensation amounts, with then-current market data provided by Meridian;

•                       recommendations and input from non-Committee members of the Board, including our CEO), with regard to base salary proposals, long-term incentive awards, individual executive officer performance and related matters;

•                       recent company performance compared to our financial and operational expectations for our company as a whole, and for our various businesses individually;

•                       the need to attract a pool of highly-qualified leadership candidates for positions necessitated by our new strategy and corresponding organizational structure;

•                       ongoing and anticipated efforts to transform our business operations in line with our strategy, that were expected to result in continued significant additional work commitments by our executive officers;

•                       a general assessment of individual executive officer performance and contributions in support of our strategies, individual officer responsibilities, tenure and experience in his or her position and the overall financial performance of the businesses or functional areas for which an officer is responsible;

•                       providing competitive compensation to reflect new or expanded roles for some of our executives;

•                       retention considerations in light of a recent history of relatively low bonus payouts to executive officers based on recent company performance and diminished equity compensation values because of fluctuating stock price and recent earnings per share performance;

•                       individual officer compensation history, including stock options and other equity awards in prior years and value realized from prior equity awards;

•                       internal pay equity (i.e., considering pay for similar jobs and jobs at different levels within Harte Hanks and considering the relative importance of a particular position to Harte Hanks); and

•                       tax and regulatory considerations, including our policy to take reasonable and practical steps to maximize the tax deductibility of compensation payments to executives under §162(m) of the Code, the impact of expensing equity grants under Statement of Financial Accounting Standards (SFAS) No. 123(R) (SFAS 123R), and the impact of §409 relating to non-qualified deferred compensation.

In addition, for Messrs. Carbone, Galati and Voica (whose compensation was considered after our usual annual determinations), compensation determinations were also affected by the numerous events cited above in our Executive Summary and:

•                       perceived advantages, disadvantages, strengths and weaknesses of candidates considered for their positions;

•                       timing considerations (such as when they would be available to start); and

•                       the compensation they (and other candidates) received in their current and recent employment.

Tally Sheets

To assist the Committee in making its 2014 annual executive compensation determinations, the Committee reviewed tally sheets for each executive officer, as it has done in prior years.  Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year, over a multi-year period and in various change in control or other termination events.  The Committee uses tally sheets to consider individual elements of our compensation program, the relative mix of those compensation elements and total annual and long-term compensation amounts provided to a particular executive.  The tally sheets illustrate, for each executive officer:

•                       cash compensation (base pay, bonus and automobile allowance) for the current year under consideration and each of the past two years;

•                       values of long-term incentive awards (options, restricted stock and performance awards) for the current year under consideration and each of the past two years;

•                       salary continuation benefits (similar in effect to life insurance benefits);

•                       estimated pension benefits upon retirement;

•                       actual realized and estimated future values for previous equity compensation awards;

•                       stock ownership guideline compliance; and

•                       estimated amounts the executive could realize upon a change in control or termination of employment.

For comparison purposes, the tally sheets also incorporate applicable competitive market compensation data for base salary, annual incentive awards and long-term incentive awards.

Setting the Pay Mix—Cash Versus Equity; Fixed Versus Variable

We believe a mixture of both long-term and short-term compensation elements provides the proper balance and incentives. The Committee reviews each of these elements separately and then all of the elements combined to determine the amount and mix of compensation for our executives.  As has been our practice for many years, in 2014 all long-term incentives were in the form of equity, and all short-term incentives were paid in cash.  The following chart and table show the split of 2014 compensation for our named executive officers between equity and cash:

2014 Cash v. Equity Compensation for Named Executive Officers (1)

By Individual

Named Executive Officer	Cash	Equity
Robert Philpott	26.3%	73.7%
Doug Shepard	35.3	64.7
Brian Dames	43.6	56.4
Andrew Harrison	41.1	58.9
Robert Munden	43.5	56.5
Jeannine Falcone (2)	43.6	56.4

 Equity   Compensation    Cash Compensation

(1)

This chart was created using the sum of the amounts in columns (c) (salary) and (g) (non-equity incentive plan compensation) from the Summary Compensation table below as the amount of 2014 cash compensation, and using the sum of the amounts in column (l) (grant date fair value of stock and option awards) from the Grants of Plan Based Awards table below as the amount of 2014 equity compensation.

(2)	Calculated using annualized salary; excludes cash paid to Ms. Falcone in connection with her separation from the company.

The Committee also believes that a substantial portion of the potential cash compensation (the sum of base salary and the potential annual incentive compensation) should be “at risk” or variable and, therefore, subject to meeting financial performance criteria.  In 2014, as shown below, over half of the potential cash compensation (assuming maximum bonus payout) for the named executive officers was “at risk” as the Committee adopted an approach that increased potential maximum payout while making minimum achievement more difficult relative to prior years.

The Committee also reviewed the compensation risks associated with the pay mix of its executive officers, and in that context considers risk as well as motivation when establishing performance criteria and compensation structures.  For 2014, the Committee reviewed the company’s incentive compensation plans to determine whether the company’s compensation policies and practices foster risk taking above the level of risk associated with the company’s business model. In the course of its examination, the Committee evaluated, among other things:

•              whether any of our businesses or functions has much more inherent risk, a significantly different compensation structure, or different profitability basis or results;

•              whether the compensation mix appropriately balanced between annual and long-term incentive awards;

•              the relationship between annual and long-term performance measures and payouts, and whether measures are aligned (or complementary) to ensure that they encourage consistent behaviors and sustainable results without conflict;

•              whether long-term performance measures and equity vehicles encourage excessively risky behavior;

•              whether targets require performance at such a high level that executives would take improper risks to achieve them;

•              the overlap of performance criteria and vesting periods to reduce incentives to maximize performance in any one period;

•              whether the mix of equity incentives serve the best interests of stockholders by rewarding the right measures; and

•              the report of Meridian regarding the risks of our compensation program.

On the basis of this review, the Compensation Committee determined that the company’s incentive compensation plans are appropriately structured to not encourage executive officers to take unnecessary or excessive risks and do not create risks that are reasonably likely to have a material adverse effect on the company.

2014 Potential Cash Compensation for Named Executive Officers: Fixed vs. Variable (or “At Risk”) (1)

By Individual

Named Executive Officer	Fixed	Variable
Robert Philpott	50.0%	50.0%
Doug Shepard	66.7	33.3
Brian Dames	66.7	33.3
Andrew Harrison	65.5	34.5
Robert Munden	66.7	33.3
Jeannine Falcone (2)	66.7	33.3

 Fixed                 Variable

(1)	This chart reflects the overall ratio of 2014 salary received (fixed) to 2014 target potential annual incentive compensation (variable) for the named executive officers.

(2)	Calculated using annualized salary; excludes cash paid to Ms. Falcone in connection with her separation from the company.

Market Benchmarking

As mentioned above, the Committee typically refers to executive compensation surveys and other benchmark data when it reviews and approves executive compensation.  This market data is intended to reflect compensation levels and practices for executives holding comparable positions at comparable companies, which helps the Committee set compensation at levels designed to attract and retain high performing individuals.  Market data typically consists of (1) publicly available data from a selected group of peer companies, and (2) more broad-based, aggregated survey data of a large number of companies of similar size or in similar industries.

In selecting the peer companies, the Committee considers a variety of criteria, including industry, revenues, market capitalization and assets.  The Committee also believes that it is important to include a sufficient number of peer group companies to enhance the overall comparability of the peer company data for purposes of setting our executives’ compensation.  Working with Meridian, the Committee conducted a comprehensive peer group review in 2014.  The Committee selected from U.S.-listed companies based on those which have products or services which are competitive (or complementary) to our current and anticipated products and services, and represent a range of sizes (in terms of revenues, profits and employees) and history.  Our 2014 peer group consisted of the following companies (with new peer group members denoted by asterisk):

2014 Compensation Peer Group

Acxiom Corporation	Digital River, Inc.*	MDC Partners, Inc.*
Cenveo, Inc.	The Dun & Bradstreet Corporation	Meredith Corporation
Convergys Corporation	Forrester Research, Inc.*	ReachLocal, Inc.*
Conversant, Inc.*	Gartner, Inc.	Sykes Enterprises, Incorporated
Dex Media, Inc.*	Informatica Corp.	Teletech Holdings, Inc.*

The Committee compares each executive’s total direct compensation (comprised of salary, total potential bonus opportunity and estimated long-term incentive compensation value), both separately and in the aggregate, to amounts paid for similar positions based on the benchmark data.  In looking at overall compensation for our executive officers, in general, and in response to the Meridian reports and current market practices, the Committee considers its philosophy of targeting each element of compensation (as well as target total direct compensation) to fall at approximately the 50th percentile of market compensation over time, but tolerating individual variations due to factors such as individual performance, company performance, tenure, promotion, market factors and internal pay equity.

As discussed above, however, benchmark data is merely a starting point; the Committee does not rigidly apply formulas to set the compensation of our executives based solely on market data or on any one factor in isolation.  Rather, the Committee’s ultimate determinations are influenced by a number of factors that are collectively taken into consideration in the Committee’s business judgment, as further described above under “Principal Factors That Influenced 2014 Executive Compensation.”  Accordingly, the Committee retains discretion to set compensation levels using a combination of elements that it believes are appropriate, and the Committee is not required to set compensation levels at specific benchmark data percentiles.

Based on the total target direct annual compensation approved in the Committee’s March 2014 meeting for our named executive officers compared to the peer and market data reviewed by the Committee at its March 2014 meeting, Messrs. Philpott, Dames and Harrison, and Ms. Falcone, were above the 50th percentile, while Messrs. Shepard and Munden were just below the 50th percentile.

Additional Analysis of Executive Compensation Elements

The following discussion provides additional information and analysis regarding the specific elements of our 2014 executive compensation program. This discussion should be read in conjunction with the remainder of this CD&A (including the section above, “Principal Factors That Influenced 2014 Executive Compensation”) and the compensation tables that follow.

Base Salary

We set executive base salaries at levels we believe are appropriate based on each individual executive’s roles, responsibilities and experience in his or her position.  We believe that a competitive base salary, providing a fixed level of income over a certain period, is a necessary and important element to include in the compensation packages for our executives.  We review base salaries for executive officers on an annual basis, and at the time of hire, promotion or other change in responsibilities.  When hiring a new executive, the Committee conducts a benchmark analysis to assess market rates for compensation.  Base salary changes also impact target bonus amounts and potential cash severance amounts, which are based on a percentage of base salary.

When reviewing each executive’s base salary in March 2014, the Committee considered, in addition to the other factors:

•	the level of responsibility and complexity of the executive’s job;

•

the relative importance of the executive’s role and responsibilities in Harte Hanks; whether, in the Committee’s business judgment and taking into account input from our CEO and other Board members, prior individual performance was particularly strong or weak;

•	how the executive’s salary compares to the salaries of other Harte Hanks executives;

•

how the executive’s salary compares to the 50th percentile market salary information for the same or similar positions (making due consideration for how closely the benchmarked position matched the specific role of our executive);

•	and the combined potential total direct compensation value of an executive’s salary, annual bonus opportunity and long-term incentive awards;

•	the economic environment; and

•	Harte Hanks’ financial performance.

Based upon these factors, especially financial performance, the Committee determined that only Mr. Harrison’s base salary should be increased (to $290,000).

Annual Incentive Compensation

We provide an annual incentive opportunity for executive officers to drive company and, where appropriate, business line performance on a year-over-year basis.  We believe this annual short-term cash incentive opportunity provides an incentive for our executives to manage our businesses to achieve targeted financial results.  Our 2014 AIP for executives was administered under the company’s 2013 Omnibus Incentive Plan (the “2013 Plan”), which was approved by our stockholders in May 2013.  For the 2014 AIP, maximum bonus opportunity amounts were expressed as a percentage of year-end base salary, with the CEO having a maximum opportunity of 200% and other named executives having a 100% maximum opportunity (representing an increase from 85% in 2013 for officers holding Senior Vice President titles).

Actual annual incentive compensation awards for our executive officers are determined based on achievement against the Committee’s previously established financial performance goals, as certified by the Committee, typically at its regular January meeting.  From time to time, individual non-financial goals may also be established for one or more executive officers to better align an executive’s incentives with goals such as organizational effectiveness, strategic focus and personal development.  For the 2014 AIP, none of our named executive officers had individual non-financial performance goals tied to a specified incentive payout.  The financial performance goals are based on the strategic financial and operating performance objectives for our company and those of our business segments.  In setting the financial performance targets, the Committee considers target company performance under our annual operating plan, the potential payouts based on achievement at different levels and whether the portion of incremental earnings paid as bonuses rather than returned to stockholders or reinvested in our business is appropriate.  The Committee reserves the right to adjust the financial performance targets during the year, but did not do so in 2014.

For the 2014 AIP, the Committee made a marked break with past practice and approved a uniform approach to the annual incentive plan, with a goal of emphasizing the integration of the business; the Committee viewed this as necessary to achieve the objectives of our strategic plan by providing a direct incentive to achieve optimal company-wide results.  Additionally, the 2014 AIP had limitations that required that any payments made be affordable to the stockholders, i.e., that the incremental profit generated by achievement was not negated by payments under the incentive plan.  Finally, the 2014 AIP factored in individual performance of executives (assessed through the company’s formal evaluation process) that provided for a multiplier of 0 (unsatisfactory performance), 80% (did not fully meet expectations), 100% (fully met expectations) or 115% (consistently exceeded expectations).

The determination of any amount ultimately payable to each executive under the 2014 AIP was based on the following performance levels relative to our Board-approved target revenue performance ($575.5 million).  In establishing the performance criteria and the incremental target performance levels for each performance criteria, the Committee anticipated that the executives should be likely to receive at least the threshold portion of their year-end cash bonuses, with higher levels of payout being more difficult and less likely to occur.  Achieving the maximum bonus award was anticipated, at the time of establishing the award, to be very difficult to achieve based on our company’s annual plan performance assumptions and outlook for the company.

Bonus Performance Thresholds

	Payout
Harte Hanks Revenue	(% of Base Salary)
(% of Plan Achievement)	CEO Payout	Other Named Executives
Below 100%	0	0
100%	100	50
102%	110	55
104%	130	65
106%	150	75
108%	175	87.5
110%	200	100

Based on the company’s actual revenue performance ($553.7 million), the Committee determined that no payments were earned under the 2014 AIP.  However, due to the strong performance of Mr. Harrison and his Customer Experience Support business, the Committee awarded him a discretionary retention incentive in the form of options and restricted stock with a grant date value of $34,516.

Bonus Restricted Stock Elections

As part of our executive compensation program, an executive officer may elect to receive up to 30% of his bonus in the form of restricted stock.  An executive who so elects receives 125% of the value of the forgone cash portion of the bonus in shares of restricted stock.  This program is considered by the Committee each year, and was approved again with respect to 2014 executive bonuses, which were potentially payable in early 2014.  The Committee believes this program encourages the accumulation of executive stock ownership, and provides another avenue for our executive officers to reach compliance with our stock ownership guidelines.  Because none of our named executive officers received an annual incentive plan payout for 2014, no grants were made under this program.

Long-Term Incentive Awards

We design our long-term incentive compensation program to drive company performance over a multi-year period, align the interests of executives with those of our stockholders and retain executives through long-term vesting and wealth accumulation.  The Committee believes that a significant portion of executive compensation should be dependent on value created for our stockholders.  The Committee reviews long-term incentive compensation strategy and vehicles as part of its annual executive compensation determinations.  Under our 2013 Plan we may issue various equity securities to directors, officers, employees and consultants.  The 2013 Plan forms the basis of our long-term incentive plan for executives.  Although the 2013 Plan provides for other vehicles, the primary long-term incentive vehicles used by the Committee have been:

•	stock options (time vesting), which in general align our executives’ interests with the interests of stockholders by having value only if our stock price increases over time;

•

restricted stock with time vesting, which serves our retention goals by ensuring that the awards will have value if they vest because the ultimate value of restricted stock, unlike stock options, does not depend solely on our stock price increasing over time; and

•

performance awards (stock-denominated awards with performance vesting), which require performance over a multi-year measurement period and thereby help align our executive compensation program with longer term company performance.

The Committee has established standardized terms for stock options and restricted stock: stock options vest in four equal annual installments, and restricted stock (other than bonus restricted stock grants) vests in three equal installments.  Stock options have an exercise price equal to the market value of our common stock on the date of grant, and have a term of ten years (assuming continued service).  The Committee has determined, in accordance with its discretion under the 2013 Plan and 2005 Plan, that equity awards granted since 2011 will vest in full upon a change of control (as defined in the 2013 Plan or 2005 Plan, as applicable); however, the Committee has reconsidered this policy and no longer intends to grant awards which automatically accelerate upon a change in control.

Performance awards represent the right to receive one share of common stock (or in the Committee’s sole discretion, the cash equivalent) for each vested unit, with performance determined on a future date (currently set as the third anniversary of the grant date).  The Committee chooses objective performance criteria intended to align executive’s interests with the company’s long-term interests.  Based on the company’s performance for the three years ending 2014, none of the performance units issued in 2012 (with a 2014 earnings per share performance criterion set by the Committee) vested.

Our Board has adopted a policy of granting annual awards on a fixed date each year.  Through 2013, this date was February 5, but in connection with revisions to the Committee’s overall meeting calendar and the schedule for our executive compensation setting process, the Committee selected April 15 as the date for awards in 2014.  We also grant interim awards from time to time in connection with mid-year hires, acquisitions, promotions or other reasons, based on a date selected by the Committee on or after the date of the Committee action at a meeting or by unanimous written consent.

In April 2014, the Committee approved a combination of stock options, restricted stock and performance awards for our executive officers, reflecting the Committee’s long term incentives approach.  The Committee determined that a combination of awards—weighted toward awards with some performance aspect—would be the best way to align our executive compensation program with the needs of our company and our stockholders and was in line with practices in the market.  The award structure and size adopted by the Committee also addressed the norms for such grants identified in the Meridian report and other market data.

When reviewing each executive’s proposed equity awards for 2014, the Committee considered the level of responsibility and complexity of the executive’s job, how the executive’s proposed equity award value compares to the equity award values of other Harte Hanks executives and to the 50th percentile benchmarks for the same or similar positions developed by Meridian.  Specific grant size was determined on the basis of grant date value as a percentage of base salary, again based on benchmark data provided by Meridian and other benchmark data, as was the allocation of such value among award types.  As a result of the Committee’s review, the following long term incentive grants were made on April 15, 2014:

	Stock Options	Restricted Stock	Performance Awards
Named Executive Officer	(shares)	(shares)	(units--maximum)
Robert Philpott	110,552	83,459	135,784
Doug Shepard	79,893	34,187	26,589
Brian Dames	46,073	19,715	15,333
Andrew Harrison	46,073	19,715	15,333
Robert Munden	46,073	19,715	15,333
Jeannine Falcone	46,073	19,715	15,333

In 2014, performance awards represented over one-third (by reportable expense) of long-term incentive grants made to executive officers.  All 2014 performance awards vest based on the company’s 2016 operating income, at levels of 0%, 50%, 75% or 100% of the stated award amount.  In establishing the performance levels, it was generally anticipated that at least some portion of the performance units will vest, with increasing degrees of difficulty in achieving the higher levels of vesting.  Achieving the 75% vesting level was linked to expected operating income performance (based on the company’s new strategic plan), while maximum vesting level would require the company to have significantly higher operating income.  Please refer to the Grants of Plan Based Awards table below for further details about all of these grants.

Perquisites

Consistent with previous years, our 2014 executive compensation program included limited executive perquisites.  The aggregate incremental cost of providing perquisites and other benefits to our named executive officers is included in the amount shown in the All Other Compensation column of the Summary Compensation table below and detailed in the subsequent All Other Compensation table.  We believe the limited perquisites we provide to our executives are representative of comparable benefits offered by companies with whom we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent by enhancing the competitiveness of our compensation program.  Our perquisites are:

•                        Salary Continuation Benefits — We provide salary continuation benefits (which are similar in effect to life insurance benefits) to our executive officers.  This benefit provides the estates of our executive officers ten annual payments (of $90,000 for our CEO and $70,000 for Executive Vice Presidents and Senior Vice Presidents) in the event of their death while employed by the company.

•                        Automobile Allowance — We provide automobile allowances to our named executive officers: $1,325 per month for our CEO and $975 per month for our Executive Vice Presidents and Senior Vice Presidents.

In addition, under Mr. Philpott’s employment agreement, we have agreed to:

•                        reimburse up to 12 months of temporary housing expenses (not to exceed $3,000 per month) at a location proximate to one of the company’s significant business operations; and

•                        reimburse him for half of the amount of any loss he incurs on the sale of his current primary personal residence, not to exceed $250,000, but only if he establishes a primary personal residence within 30 miles of a location at which the company has significant business operations during the first 30 months of his tenure with the company.

In establishing the elements and amounts of each executive’s 2014 compensation, the Committee took into consideration, as one of the relevant factors, the value of these perquisites to our executives. Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year and over a multi-year period, including the amount of each executive’s salary continuation death benefit and automobile allowance.

Pension and Retirement

We have established an unfunded, non-qualified pension restoration plan, which initially became effective on January 1, 1994 (the “Restoration Pension Plan”).  We froze the Restoration Pension Plan (as to new participants and benefit accrual based on continued service) on April 1, 2014.  Executives holding office prior to the freeze date are the only designated participants in our Restoration Pension Plan.  These pension benefits were designed to attract and retain key talent by providing our executives with a competitive retirement income program to supplement savings through our 401(k) plan.

The annual pension benefit under the Restoration Pension Plan is largely computed by multiplying the number of years of employment by a percentage of the participant’s final average earnings (earnings during the highest five consecutive years prior to April 1, 2014).  All benefits payable under the Restoration Pension Plan are to be paid from our general assets, but we are not required to set aside any funds to discharge our obligations under the Restoration Pension Plan.  There were no changes to the benefits provided to our named executive officers under our pension plans in 2014, other than those caused by the promotion of Messrs. Dames and Harrison and Ms. Falcone (which incidentally caused their benefits in the Restoration Benefit Plan to vest) and the freezing of the Restoration Benefit Plan.  Further details about our pension plans are shown in the “Pension Benefits” section below.

Severance Arrangements—Severance Agreements

In 2014 we had two primary types of severance arrangements with our executive officers.  All our named executive officers and other corporate officers had a “change in control” severance agreement (the “CIC Agreements”), and in connection with the hiring of Mr. Philpott as CEO, the Committee approved severance agreements with several of our executive officers (including Messrs. Shepard, Dames, Harrison and Munden and Ms. Falcone) that address other situations (the “Severance Agreements”).  In addition, Robert Philpott’s employment agreement contains severance arrangements materially consistent with the CIC Agreements and Severance Agreements.

The CIC Agreements are designed to allow us to attract and retain key talent by providing defined compensation in the event of a change in control.  The payout levels and other terms of the severance agreements are based on the Committee’s review of publicly available market data regarding severance agreements and prior iterations of these agreements.  These agreements currently provide for all unvested equity-based awards previously granted to the executive to vest in full upon a change in control, consistent with the treatment of other employees.  In addition, if after a change in control an executive (i) is terminated other than for “cause” (as defined in the agreement), death or disability or (ii) elects to terminate his employment after specified adverse actions are taken by Harte Hanks, then such executive is entitled to severance compensation and a cash payment sufficient to cover health insurance premiums for a period of 24 months.  The amount of severance compensation is the sum of (A) the executive’s annual base salary in effect immediately prior to the change in control or termination date, whichever is larger, plus (B) the average of the executive’s bonus or incentive compensation for the two fiscal years preceding the year in which the change in control or the termination date occurred, whichever is larger, multiplied by 1.5 for vice presidents, 2.5 for senior vice presidents and executive vice presidents, and 3.0 for the CEO.

The Severance Agreements were designed to promote the retention of key executives during our recent CEO Transition, so that our new CEO would be able to rely on a stable base of executive leaders familiar with our business.  The Severance Agreements provide that if an officer is terminated other than (1) by reason of such officer’s death or disability, or (2) for cause, then:

•                       the company shall pay such officer a lump sum cash payment equal to 1.5 times such officer’s then-current annual base salary;

•                       for a period of up to 18 months, the company will reimburse such officer for healthcare coverage as then elected to the extent such costs exceed his or her employee contribution prior to the termination date; and

•                       all outstanding, unvested shares of time vesting restricted common stock held by such officer shall automatically become fully vested.

Each Severance Agreement further provided that if the officer is employed by the company or one of its subsidiaries on July 1, 2014, then the company shall pay such officer a one-time retention bonus in an amount equal to 30% of such officer’s then-current base salary; such amounts were paid to Messrs. Shepard, Dames, Harrison and Munden and Ms. Falcone in accordance with such terms, and is reflected in column (d) (Bonus) of the Summary Compensation Table.

The severance arrangements under Mr. Philpott’s employment agreement differ materially from the foregoing only in that Mr. Philpott:

•	was not entitled to the 30% retention bonus;

•	is also entitled to severance compensation if he terminates his employment for good reason (as defined in his employment agreement); and

•	would receive severance compensation equal to two times his then-current base salary for most terminations not connected to a change in control.

In March 2015, the company adopted a revised form of CIC Agreement which will be offered to all new officers, and to existing officers (who may elect to adopt the new form of agreement within 60 days).  The revised CIC Agreement adopts a more customary form, and additionally:

•	Reduces the severance multiplier by 0.5 for subsequently hired officers (so that the multiple will be 2.0 for Executive Vice Presidents and Senior Vice Presidents, and 1.0 for Vice Presidents);

•	Eliminates the “single-trigger” automatic acceleration of equity awards upon a change in control, so long as such awards are assumed or replaced with equivalent awards by the acquirer;

•	Establishes a clear offset right for the company so that executives cannot claim compensation under multiple arrangements;

•	Bases the bonus component of severance compensation on the target bonus payable to the executive, rather than an average of previously paid bonuses; and

•	Reforms the term and tail-period provisions to provide more clarity and certainty.

The revised form of CIC Agreement makes many other changes intended to simplify or clarify, all of which were intended to bring the company’s practices into closer alignment with current market norms reported by Meridian and other benchmarking data.  The foregoing is merely a summary of the most important changes to the CIC Agreements, and is subject to the revised CIC Agreement itself as filed March 19, 2015 on a Form 8-K with the SEC.

Severance Arrangements—Severance Policy

In January 2015, the company adopted a formal Executive Severance Policy (the “Severance Policy”) applicable to corporate officers and certain executive employees designated by the Committee.  The Severance Policy applies only for executives in circumstances when they do not have a specific agreement that determines their rights to severance, such as those described above.  Generally, the Severance Policy provides executives whose employment is terminated without “cause,” (i) severance payments equal to such executive’s then-current base salary for the applicable severance period (not to exceed one year) and (ii) subject to certain conditions, up to a year of limited contributions toward health care coverage.  In exchange, executives are required to deliver a full release to the company, and adhere to non-competition and non-solicitation covenants.  The Severance Policy can be amended upon six months’ notice by the Committee, and it terminates immediately prior to a change of control of the company.  The foregoing is merely a summary of the Severance Policy, and is subject to the Severance Policy itself as filed January 30, 2015 on a Form 8-K with the SEC.

Discretionary Bonuses and Equity Awards

We pay sign-on and other bonuses and grant new-hire equity awards when necessary or appropriate to attract top executive talent.  Executives we recruit may have a significant amount of unrealized value in the form of unvested equity and other forgone compensation opportunities.  Sign-on bonuses and special equity awards are an effective means of offsetting the compensation opportunities executives lose when they leave a former company to join Harte Hanks.  Each of Messrs. Carbone, Galati and Voica received equity awards in connection with their hiring; the value of these awards was generally determined by reference to market benchmarks for such positions, negotiation with the candidates, and pro-ration for the term of service.  The allocation for these awards among our typical award features generally followed the same allocation adopted by the Committee for executives of the same level.  In addition, Mr. Voica was awarded a cash signing bonus to partially offset a bonus he lost in order to join Harte Hanks.

We also may grant discretionary cash and equity awards from time to time when appropriate to retain key executives, to recognize expanded roles and responsibilities or for other reasons deemed appropriate by the Committee in its business judgment.  Mr. Harrison was paid a special discretionary retention incentive worth $34,516 in recognition of his performance and the importance of the Customer Experience Support business he leads; this incentive was granted in the form of 5,700 options and 2,980 shares of restricted stock, each vesting over one year.

Internal Pay Equity

While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable to achieve our compensation objectives.  Our compensation philosophy is consistent for all of our executive officer positions and, although the amounts vary, the elements of our executive compensation program are also consistent for our executives.  In setting the various amounts and elements of 2014 compensation for our named executive officers, the Committee viewed each named executive officer’s compensation amounts and elements against those of the other named executive officers.  The Committee did not establish any fixed formulas or ratios.  Rather, the Committee’s ultimate compensation determinations were influenced by a number of factors, including internal pay equity, that were taken into consideration together in the Committee’s business judgment.  We believe the total 2014 compensation we paid to each of our named executive officers was appropriate in relation to the other named executive officers, in light of their respective responsibilities, tenure and experience.

Stock Ownership Guidelines

The Committee believes that stock ownership requirements encourage officers to maintain a significant financial stake in our company, thus reinforcing the alignment of their interests with those of our stockholders.  Consistent with this philosophy, we have stock ownership guidelines that require all officers to acquire and hold significant levels of our common stock.  Under the new guidelines, a corporate officer must reach the minimum required level of common stock ownership no later than five years from commencement of employment (and sooner in some cases).  Officers promoted to a level with a higher minimum equity ownership level have three years to reach the higher level of ownership. The target ownership level (relative to base annual salary) is 500% for the CEO, 200% for executive vice presidents and senior vice presidents, and 100% for vice presidents.

The recent stock ownership of our executive officers is reflected in the section above entitled “Security Ownership of Management and Principal Stockholders.”  For purposes of measuring compliance with these stock ownership guidelines, all common stock (including restricted stock) owned by an executive officer is included.  Neither options nor performance awards are included in the compliance calculation.

If an officer has not previously met the minimum equity ownership level, the officer must retain half of the “net shares” related to any option exercise or vesting of restricted stock or performance awards.  “Net shares” means the number of shares remaining after the sale of shares to cover the exercise price of options and the sale of shares sufficient to pay taxes related to the exercise of options or vesting of restricted stock or performance awards.  If an executive officer has previously met the applicable target ownership level, then so long as such officer retains the number of shares needed for such compliance, the officer will be deemed to be in compliance even despite stock price fluctuations.

The ownership guidelines, and compliance by officers with the guidelines, are reviewed annually by the Committee. Any remedial action for failure to comply with the stock ownership guidelines is to be determined by the Committee on a case-by-case basis.  At March 20, 2015, Mr. Shepard was in compliance with guideline ownership level requirements, and the other named executive officers were not.  Under the guidelines, Robert Philpott will have through July 1, 2018, and Messrs. Dames and Harrison through April 1, 2017, to establish compliance.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code prevents us from taking a tax deduction for non-performance-based compensation over $1 million in any fiscal year paid to certain senior executive officers. In designing our executive compensation program, we consider the effect of Section 162(m) together with other factors relevant to our business needs.  We seek to design our annual cash incentive and long-term performance unit awards and stock option awards to be tax-deductible to Harte Hanks, so long as preserving the tax deduction does not inhibit our ability to achieve our executive compensation objectives.  The Committee does have discretion to design and use compensation elements that are not deductible under Section 162(m) if the Committee believes that paying non-deductible compensation is appropriate to achieve our executive compensation objectives.

Review of and Conclusion Regarding All Components of Executive Compensation

The Compensation Committee has reviewed all components of the named executive officers’ 2014 compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and the cost to the company of all perquisites and other personal benefits and any lump-sum payments that may be payable under their respective severance agreements due to termination of their employment or a change in control of the company. Based upon the Compensation Committee’s review, the Committee believes the compensation for our executive officers is competitive and that our compensation practices have enabled Harte Hanks to attract and retain key executive talent. The Committee also finds the named executive officers’ total compensation to be fair, reasonable and consistent with the Committee’s and the company’s executive compensation philosophy.

At our 2014 annual meeting, over 71% of stockholders casting a vote on the proposal approved (on an advisory basis) the 2013 compensation of our named executive officers. Although this constituted approval, the Committee took note that the approval level was lower than in the company’s prior say-on-pay vote.  The Committee believes the lower approval level stemmed from negative recommendations of proxy advisory firms which were based chiefly on (i) one-time, non-recurring compensation decisions related to our 2013 CEO transition, (ii) lack of disclosure of our long-term performance unit goals and (iii) use of a single-trigger change in control vesting provision on our equity awards to named executive officers.  Notwithstanding the negative recommendations from proxy advisors, the Committee believes that the transition arrangements made with Mr. Franklin were in the company’s—and its stockholders’—best interests under the circumstances. The Committee likewise has evaluated its disclosure practices for performance unit awards, and believes the level of disclosure for achievement criterion for performance units awarded in 2014 is sufficient for stockholders to assess our practices.  Regarding vesting of named executive officers’ equity awards in a change in control, the Committee in March of 2015 adopted a new approach, with future awards no longer automatically vesting upon a change in control under their terms of grant.  In addition, in its stockholder interactions over the past several years, the company’s compensation and governance practices were rarely, if ever, raised. The Committee will continue to regularly review our executive compensation programs within the context of best practices generally and for our industry in particular.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee David L. Copeland, Chair Stephen E. Carley Judy C. Odom Karen A. Puckett

Equity Compensation Plan Information at Year-End 2014

The following table provides information as of the end of 2014 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our 2013 Plan, 2005 Plan and our 1991 Stock Option Plan (the “1991 Plan”), as well as the inducement awards granted to Robert Philpott in connection with our CEO Transition:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3) (c)
Equity compensation plans approved by security holders	4,477,885	$11.75	3,172,777

Equity compensation plans not approved by security holders (4)	550,000	$9.29	0

Total	5,027,885	$11.53	3,172,777

(1)      Comprised of outstanding options and stock-denominated performance units.

(2)      The weighted-average exercise price does not take into account any shares issuable upon vesting of outstanding restricted stock or performance restricted stock units, which have no exercise price.

(3)      Consists of 3,172,777 shares under the 2013 Plan; shares available for issuance under the 2013 Plan may be issued pursuant to stock options, restricted stock, performance restricted stock units, common stock and other awards that may be established pursuant to the 2013 Plan.  No new options or securities may be granted under the 2005 Plan or 1991 Plan.

(4)      Consists of inducement awards made to Robert Philpott in connection with the CEO Transition.

Important Note Regarding Compensation Tables

The following compensation tables in this proxy statement have been prepared pursuant to SEC rules. Although some amounts (e.g., salary and non-equity incentive plan compensation) represent actual dollars paid to an executive, other amounts are estimates based on certain assumptions about future circumstances (e.g., payments upon termination of an executive’s employment) or they may represent dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123R, but do not represent actual dollars received by the executive (e.g., dollar values of stock awards and option awards). The footnotes and other explanations to the Summary Compensation table and the other tables herein contain important estimates, assumptions and other information regarding the amounts set forth in the tables and should be considered together with the quantitative information in the tables.

Summary Compensation Table

The following table sets forth information regarding compensation earned for 2014, 2013 and 2012 by our named executive officers.  The amounts in column (i) are further described in the All Other Compensation table included below.

Name and Principal		Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert Philpott	2014	$700,000	$-	$1,668,111	$294,498	$-	$37,485	$77,942	$2,778,036
President and	2013	$336,539	$250,000	$2,214,500	$1,106,602	$-	$37,003	$36,577	$3,981,221
Chief Executive Officer	2012	$-	$-	$-	$-	$-	$-	$-	$-

Doug Shepard	2014	$375,000	$112,500	$473,504	$212,826	$-	$88,732	$39,837	$1,302,399
Executive Vice President	2013	$372,308	$-	$444,600	$-	$-	$2,502	$33,775	$853,185
and Chief Financial Officer	2012	$355,769	$-	$281,250	$252,215	$-	$68,528	$32,450	$990,213

Brian Dames	2014	$306,000	$91,800	$273,058	$122,733	$-	$67,924	$33,173	$894,688
Senior Vice President	2013	$304,385	$-	$370,500	$-	$40,928	$14,291	$35,878	$765,981
and Chief Marketing Officer	2012	$294,615	$-	$187,500	$191,253	$71,100	$57,263	$18,530	$820,261

Andrew Harrison	2014	$275,769	$121,516	$296,183	$134,124	$-	$93,261	$32,589	$918,927
Senior Vice President,	2013	$258,558	$-	$370,500	$-	$71,500	$5,500	$24,976	$731,033
Customer Experience Supt.	2012	$179,615	$-	$56,250	$111,245	$-	$183,283	$14,667	$545,060
								$-
Robert Munden	2014	$305,000	$91,500	$273,058	$122,733		$43,275	$34,629	$870,196
Senior Vice President	2013	$302,308	$-	$370,500	$-	$-	$9,135	$31,640	$713,583
and General Counsel	2012	$288,846	$-	$225,000	$215,638	$-	$35,147	$31,040	$795,671

Jeannine Falcone (5)	2014	$176,586	$91,800	$273,058	$122,733	$-	$194,937	$479,506	$1,338,620
Former SVP, Customer	2013	$304,385	$-	$370,500	$-	$26,363	$-	$26,375	$727,623
Strategy and Engagement	2012	$293,269	$-	$187,500	$191,253	$34,200	$180,803	$28,489	$915,514

(1)                For Mr. Philpott, the amount represents minimum bonus payable (and paid) under his employment agreement in respect of 2013 irrespective of company performance.  For all others, represents retention bonuses paid pursuant to their respective Severance Agreements, and additionally for Mr. Harrison, a discretionary retention incentive of $34,516 in the form of restricted stock and options granted in 2015 in part in respect of 2014 performance (the value of which are included in columns (e) and (f)).

(2)                The amounts in columns (e) and (f) reflect the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2013 included in our Form 10-K.  For performance based stock units the fair value assumed such awards vested based on probable outcome of the performance conditions as of the grant date (which was the maximum level).

(3)                The amounts shown in column (g) are attributable to annual cash bonuses earned in the applicable fiscal year, although these bonuses, if any, are paid early in the following year.  See “Annual Incentive Compensation”  in the CD&A above.

(4)                The amounts in column (h) reflect an estimate of the actuarial increase in the present value of the named executive officer’s benefits under the Restoration Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements and described in note F of our audited financial statements for the fiscal year ended December 31, 2014 included in our Form 10-K. There can be no assurance that the amounts shown will ever be realized by the named executive officers.

(5)                Ms. Falcone departed the company effective July 2, 2014.  The change in pension value for each is from the last day of the last month of her employment.

All Other Compensation

Name	Year	Insurance Premiums (1)	Auto Allowance	Company Contributions to 401(k) Plan	Dividends on Restricted Stock (2)	Other (3)	Total
Robert Philpott	2014	$2,027	$15,900	$10,400	$49,615	$-	$77,942
	2013	$2,027	$7,950	$-	$17,000	$9,600	$36,577
	2012	$-	$-	$-	$-	$-	$-

Doug Shepard	2014	$519	$11,700	$10,400	$17,218	$-	$39,837
	2013	$519	$11,700	$10,200	$11,356	$-	$33,775
	2012	$519	$11,700	$10,000	$10,231	$-	$32,450

Brian Dames	2014	$370	$10,575	$10,400	$11,828	$-	$33,173
	2013	$370	$16,722	$10,200	$8,585	$-	$35,878
	2012	$370	$-	$10,000	$8,160	$-	$18,530

Andrew Harrison	2014	$580	$10,575	$10,400	$11,034	$-	$32,589
	2013	$580	$7,200	$10,200	$6,996	$-	$24,976
	2012	$580	$3,000	$8,806	$2,281	$-	$14,667

Robert Munden	2014	$475	$11,700	$10,400	$12,054	$-	$34,629
	2013	$475	$11,700	$10,200	$9,265	$-	$31,640
	2012	$475	$11,700	$10,000	$8,865	$-	$31,040

Jeannine Falcone	2014	$305	$4,725	$10,400	$5,076	$459,000	$479,506
	2013	$305	$7,200	$10,200	$8,670	$-	$26,375
	2012	$305	$7,200	$10,000	$10,984	$-	$28,489

(1)                   Reflects premiums paid annually by Harte Hanks for life insurance policies obtained in connection with providing salary continuation benefits to each of the named executive officers; see “Perquisites” included above in the CD&A.

(2)                   Reflects dividends paid by Harte Hanks during the year on shares of restricted stock held by each of the named executive officers; such dividends are paid at the same rate as paid on other shares of common stock.

(3)                   Amounts for (i) Mr. Philpott represent reimbursement for legal fees incurred in connection with the negotiation of his employment agreement and (ii) Ms. Falcone represent severance payments made in accordance with her Severance Agreement.

Grants of Plan Based Awards

The following table sets forth information regarding grants of equity-based awards during 2014 to our named executive officers.  All equity awards described below were granted pursuant to our 2013 Plan.  Recipients receive dividends on unvested restricted stock at the same rate as other stockholders (currently $0.085 per share per quarter); no dividends are paid in respect of performance awards or stock options.  Vesting of equity awards accelerates in full upon a change of control (as defined in the 2013 Plan); see “Potential Payments Upon Termination or Change in Control” below for other circumstance in which equity awards may vest.  Other than the amounts reported in the Summary Compensation table above, there were no non-equity incentive plan awards granted in 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target (1)	Maximum	Threshold	Target	Maximum	or Units	Options (2)	Awards (3)	Awards (4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert Philpott
Annual Incentive	4/9/2014	$700,000	$700,000	$1,400,000	-	-	-	-	-	-	-
Stock Options	4/15/2014				-	-	-	-	110,552	$8.23	$294,498
Performance Stock	4/15/2014				67,892	101,838	135,784	-	-	$7.23	$981,243
Restricted Stock	4/15/2014				-	-	-	83,459	-	$8.23	$686,868

Doug Shepard
Annual Incentive	4/9/2014	$187,500	$187,500	$375,000	-	-	-	-	-	-	-
Stock Options	4/15/2014				-	-	-	-	79,893	$8.23	$212,826
Performance Stock	4/15/2014				13,295	19,942	26,589	-	-	$7.23	$192,145
Restricted Stock	4/15/2014				-	-	-	34,187	-	$8.23	$281,359

Brian Dames
Annual Incentive	4/9/2014	$153,000	$153,000	$306,000	-	-	-	-	-	-	-
Stock Options	4/15/2014				-	-	-	-	46,073	$8.23	$122,733
Performance Stock	4/15/2014				7,667	11,500	15,333	-	-	$7.23	$110,804
Restricted Stock	4/15/2014				-	-	-	19,715	-	$8.23	$162,254

Andrew Harrison
Annual Incentive	4/9/2014	$145,000	$145,000	$290,000	-	-	-	-
Stock Options	4/15/2014				-	-	-	-	46,073	$8.23	$122,733
Performance Stock	4/15/2014				7,667	11,500	15,333	-		$7.23	$110,804
Restricted Stock	4/15/2014				-	-	-	19,715		$8.23	$162,254

Robert Munden
Annual Incentive	4/9/2014	$152,500	$152,500	$305,000	-	-	-	-	-	-	-
Stock Options	4/15/2014				-	-	-	-	46,073	$8.23	$122,733
Performance Stock	4/15/2014				7,667	11,500	15,333	-	-	$7.23	$110,804
Restricted Stock	4/15/2014				-	-	-	19,715	-	$8.23	$162,254

Jeannine Falcone
Annual Incentive	4/9/2014	$153,000	$153,000	$306,000	-	-	-	-	-	-	-
Stock Options	4/15/2014				-	-	-	-	46,073	$8.23	$122,733
Performance Stock	4/15/2014				7,667	11,500	15,333	-	-	$7.23	$110,804
Restricted Stock	4/15/2014				-	-	-	19,715	-	$8.23	$162,254

(1)	For 2014 AIP grants, the threshold performance achievement level was set at the same level as the target performance achievement level.

(2)

All options in 2014 were granted at exercise prices equal to the market value of our common stock on the grant date. Options expire on the tenth anniversary of the grant date and vest in four equal annual installments, one on each of the first four anniversary of the grant date.

(3)	The amount shown in column (k) is based upon the closing market price of our common stock on the grant date, as reported on the NYSE.

(4)

The amounts shown in column (l) represent the full grant date fair value of the options and awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2014 included in our Form 10-K.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding equity awards held at the end of 2014 by our named executive officers.   Most of these equity awards were issued pursuant to the 2005 Plan, with some older option awards issued pursuant to its predecessor, the 1991 Plan and Mr. Philpott’s being granted as inducement awards outside our stockholder-approved plans as permitted by NYSE regulations.   The 2005 Plan and 1991 Plan (with current amendments and related agreements) are filed as exhibits to our Annual Report on Form 10-K.  Ms. Falcone had no outstanding equity awards at the end of 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (13)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)	(j)
Robert Philpott	-	110,552	(2)	$8.23	4/15/2024	83,459	(9)	$645,973	150,000	$1,161,000
	100,000	300,000	(3)	$9.29	7/3/2023	66,667	(10)	$516,003	135,784	$1,050,968

Doug Shepard	-	79,893	(2)	$8.23	4/15/2024	34,187	(9)	$264,607	26,589	$205,799
	30,000	30,000	(4)	$7.25	9/18/2022	20,000	(11)	$154,800	30,000	$232,200
	20,000	20,000	(5)	$9.91	2/5/2022	5,000	(12)	$38,700	15,000	$116,100
	7,500	2,500	(6)	$12.31	2/5/2021	-		$-	-	$-
	56,250	18,750	(6)	$11.90	2/5/2020	-		$-	-	$-
	90,000	-		$6.04	2/5/2019	-		$-	-	$-
	15,000	-		$15.90	2/5/2018	-		$-	-	$-
	50,000	-		$17.30	12/31/2017	-		$-	-	$-

Brian Dames	-	46,073	(2)	$8.23	4/15/2024	19,715	(9)	$152,594	15,333	$118,677
	30,000	30,000	(4)	$7.25	9/18/2022	16,667	(11)	$129,003	25,000	$193,500
	10,000	10,000	(5)	$9.91	2/5/2022	3,334	(12)	$25,805	10,000	$77,400
	22,500	7,500	(7)	$8.14	8/30/2021	-		$-	-	$-
	3,750	1,250	(6)	$12.31	2/5/2021	-		$-	-	$-
	15,000	5,000	(6)	$11.90	2/5/2020	-		$-	-	$-
	10,000	-		$6.04	2/5/2019	-		$-	-	$-
	5,000	-		$15.90	2/5/2018	-		$-	-	$-
	3,000	-		$23.69	7/30/2017	-		$-	-	$-

Andrew Harrison	-	46,073	(2)	$8.23	4/15/2024	19,715	(9)	$152,594	15,333	$118,677
	20,000	20,000	(4)	$7.25	9/18/2022	16,667	(11)	$129,003	25,000	$193,500
	4,000	4,000	(5)	$9.91	2/5/2022	1,000	(12)	$7,740	3,000	$23,220
	3,000	1,000	(6)	$12.31	2/5/2021	-		$-	-	$-
	9,000	3,000	(6)	$11.90	2/5/2020	-		$-	-	$-
	11,250	-		$6.04	2/5/2019	-		$-	-	$-
	4,000	-		$15.90	2/5/2018	-		$-	-	$-
	750	-		$26.07	2/5/2017	-		$-	-	$-
	1,000	-		$25.80	1/25/2016	-		$-	-	$-
	1,000	-		$25.63	1/27/2015	-		$-	-	$-

Robert Munden	-	46,073	(2)	$8.23	4/15/2024	19,715	(9)	$152,594	15,333	$118,677
	30,000	30,000	(4)	$7.25	9/18/2022	16,667	(11)	$129,003	25,000	$193,500
	14,000	14,000	(5)	$9.91	2/5/2022	4,000	(12)	$30,960	12,000	$92,880
	9,000	3,000	(6)	$12.31	2/5/2021	-		$-	-	$-
	30,000	10,000	(8)	$13.19	4/9/2020	-		$-	-	$-

(1)                Based upon the closing market price of our common stock as of December 31, 2013 ($7.74), as reported on the NYSE.

(2)                These options vest in four equal annual installments on April 15 of 2015, 2016, 2017 and 2018.

(3)                These options vest in three equal annual installments on July 3 of 2015, 2016 and 2017.

(4)                These options vest in two equal annual installments on September 18 of 2015 and 2016.

(5)                These options vest(ed) in two equal annual installments on February 5 of 2014 and 2015.

(6)                These options vested on February 5, 2015.

(7)                These options vest on August 30, 2015.

(8)                These options vest on April 9, 2015.

(9)                Restricted stock vests in three equal annual installments on April 15 of 2015, 2016 and 2017.

(10)          Restricted stock vests in two equal annual installments on July 3 of  2015 and 2016.

(11)          Restricted stock vests(ed) in two equal annual installments on February 5 of 2014 and 2015.

(12)          Restricted stock vested on February 5, 2015.

(13)          In  2012,  2013 and 2014, our Compensation Committee awarded our executives performance-based stock units which are payable, if earned, in shares of common stock.   The payout levels range from 0% to a maximum of 100% of the performance units granted.  At the time of each grant, it was expected that the probable outcome of the performance criterion would lead to a payout level of 75%.  As of December 31, 2013, however, the threshold performance criteria were not expected to be achieved, which would result in no units vesting for any of our executives under these grants.

Option Exercises and Stock Vested

The following table sets forth information for our named executive officers regarding option exercises and equity vesting during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c) (1)	(d)	(e) (2)
Robert Philpott	-	-	33,333	240,664
Doug Shepard	-	-	19,534	136,543
Brian Dames	-	-	13,666	95,525
Andrew Harrison	-	-	9,767	68,271
Robert Munden	-	-	15,667	109,512
Jeannine Falcone	25,000	12,952	60,716	417,653

(1)    Calculated as the aggregate market value of the exercised shares on the date of exercise less their aggregate exercise price.

(2)    Calculated as the aggregate market value of the vested shares based on the closing price of our common stock on the vesting date (February 5, 2014, for Messrs. Shepard, Munden, Dames; February 5, 2014 and July 19, 2014 for Ms. Falcone; and July 3, 2014 for Mr. Philpott).

Pension Benefits—Restoration Pension Plan

The table below under this heading sets forth information regarding estimated payments or other benefits payable at, following or in connection with retirement to which our named executive officers are entitled under our Restoration Pension Plan.  The Restoration Pension Plan are administered by a committee comprised of Messrs. Copeland, Shepard and Munden.

The purpose of this unfunded, non-qualified pension plan is to provide executives with the benefits they would receive if our qualified defined benefit plan (in which no current named executive participates) were not subject to the benefit and compensation limits imposed by Section 415 and Section 401(a)(17) of the Code and had benefit accruals under such plan not been frozen at December 31, 1998.  The Restoration Pension Plan was itself frozen to participation and benefit accruals as of April 1, 2014; all current participants—current or former executive officers—are fully vested.  Benefits accrued and vested after December 31, 2004 under the Restoration Pension Plan are subject to non-qualified deferred compensation rules under Section 409A of the Code.  The Restoration Pension Plan provides benefits based on a formula that takes into account the executive’s earnings for each fiscal year. For purposes of the calculation of the monthly amount payable starting after retirement under the Restoration Pension Plan, the following definitions apply:

“Average Monthly Compensation” means the monthly average of the five consecutive years’ compensation out of the last ten complete years on April 1, 2014 that gives the highest average. For purposes of determining the gross benefit under the Restoration Pension Plan, compensation includes W-2 compensation (subject to certain exclusions) plus any compensation deferred under a Section 125 or Section 401(k) plan, but only recognizes up to 100% of the target bonus amount for years prior to 2001 and up to 50% of the target bonus amount for years after 2000. The compensation for the gross Restoration Pension Plan benefit is not limited by the Code Section 401(a)(17) pay limit.

“Normal Retirement Date” means the date upon which a participant reaches age 65.

“Covered Compensation” means a 35-year average of the Maximum Taxable Wages (MTW) under social security.  The MTW is the annual limit on wages subject to the FICA tax for social security. The 35-year period ends with the year the employee reaches eligibility for an unreduced social security benefit (age 65, 66, or 67 depending on the year the employee was born).  For years after 2014 (the year of the Restoration Pension Plan freeze) and prior to the end of the 35-year period, the MTW from 2014 is used.

The monthly amount is the lesser of the sum of A and B multiplied by C and D as defined below:

A =    1.0 percent of the Average Monthly Compensation multiplied by the projected number of years of credited service at the Normal Retirement Date.

B =    0.65 percent of the Average Monthly Compensation in excess of 1/12 of Covered Compensation multiplied by the number of years of projected credited service at the Normal Retirement Date up to 35 years.

C =    Ratio of credited service at April 1, 2014 to projected credited service at the Normal Retirement Date.

D =    50 percent of Average Monthly Compensation.

Participants are eligible for early retirement upon attainment of age 55 if they are vested (as all current participants are).  The monthly amount payable upon early retirement is equal to the monthly accrued benefit at the date of termination multiplied by an early retirement factor as decreased by certain plan and Internal Revenue Service-prescribed early retirement factors.  We do not have a policy for granting extra years of credited service.  In the event of a change of control (as defined in the Restoration Benefit Plan), our then-current obligations are required to be funded through the establishment of a trust fund.

The amounts reported in the following table equal the present value of the accumulated benefit through December 31, 2014 for our named executive officers under the Restoration Pension Plan based upon the assumptions described in note (1).

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated Benefit (1)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Robert Philpott	Restoration Benefit Plan	0.750	$74,488	$-
Doug Shepard	Restoration Benefit Plan	6.250	$266,318	$-
Brian Dames	Restoration Benefit Plan	6.667	$201,903	$-
Andrew Harrison	Restoration Benefit Plan	18.583	$282,044	$-
Robert Munden	Restoration Benefit Plan	4.000	$119,079	$-
Jeannine Falcone	Restoration Benefit Plan	17.917	$650,065	$-

(1)               The accumulated benefit is based on service and earnings, as described above, considered by the plans for the period through December 31, 2014 (or July 1, 2014 in the case of Ms. Falcone).  The present value has been calculated using a discount rate of 4.94% and assuming the named executive officers will live and retire at the normal retirement age of 65 years.  For purposes of calculating the actuarial present value, no pre-retirement decrements are factored into the calculations.  The mortality assumption is based on the 2043 PPA Mortality Table for annuitants.

Nonqualified Deferred Compensation

In January 2014, the Compensation Committee designated all corporate officers as eligible to participate in our existing non-qualified deferred compensation plan (the “Deferred Compensation Plan”), which is filed as Exhibit 10.3 to our Form 8-K, dated June 27, 2008.  The Deferred Compensation Plan allows participants to defer receipt of some or all base salary and/or cash bonuses by making an annual election prior to the year in which such base salary and/or cash bonus is earned.  Compensation deferred under the Deferred Compensation Plan is distributed at the first to occur of (1) the beginning of the year following the year in which the participant separated from service with the company, (2) the date specified by the participant pursuant to a written election (which election may be changed to cause payment at a later date, subject to certain restrictions), (3)  60 days after the participant becomes disabled, or (4) 60 days after a change in control of the company.  Participants may elect to receive distributions in a single payment, or in approximately equal quarterly, semi-annual or annual installments over a period of up to 10 years.  Compensation deferred pursuant to the Deferred Compensation Plan accrues interest annually at Bank of America’s base or prime rate.  The Deferred

Compensation Plan is not funded by the company and participants have an unsecured contractual commitment to receive the amounts due thereunder.  When distributions are due, they are distributed from the company’s general assets.  In 2014 no executive officer made deferrals or received deferred compensation distributions arising from previous compensation deferrals pursuant to the Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

Payments Pursuant to Severance Agreements

We have two primary types of severance arrangements with our executive officers.  All our named executive officers and other corporate officers have a “change in control” severance agreement (the “CIC Agreements”), and in connection with our CEO Transition, the Committee approved severance agreements with several of our executive officers (including Messrs. Shepard, Munden and Dames, and Ms. Falcone) that address other situations (the “Severance Agreements”).  In addition, Robert Philpott’s employment agreement contains severance arrangements materially consistent with the CIC Agreements and Severance Agreements.

The CIC Agreements are designed to allow us to attract and retain key talent by providing defined compensation in the event of a change in control.  The payout levels and other terms of the severance agreements are based on the Committee’s review of publicly available market data regarding severance agreements and prior iterations of these agreements.  These agreements currently provide for all unvested equity-based awards previously granted to the executive to vest in full upon a change in control, consistent with the treatment of other employees.  In addition, if after a change in control an executive (i) is terminated other than for “cause” (as defined in the agreement), death or disability or (ii) elects to terminate his employment after specified adverse actions are taken by Harte Hanks, then such executive is entitled to severance compensation and a cash payment sufficient to cover health insurance premiums for a period of 24 months.  The amount of severance compensation is the sum of (A) the executive’s annual base salary in effect immediately prior to the change in control or termination date, whichever is larger, plus (B) the average of the executive’s bonus or incentive compensation for the two fiscal years preceding the year in which the change in control or the termination date occurred, whichever is larger, multiplied by 1.5 for vice presidents, 2.5 for senior vice presidents and executive vice presidents, and 3.0 for the CEO.

The Severance Agreements were designed to promote the retention of key executives during our recent CEO Transition, so that our new CEO would be able rely on a stable base of executive leaders familiar with our business.  The Severance Agreements provide that if an officer is terminated other than (1) by reason of such officer’s death or disability, or (2) for cause, then:

•        the company shall pay such officer a lump sum cash payment equal to 1.5 times such officer’s then-current annual base salary;

•        for a period of up to 18 months, the company will reimburse such officer for healthcare coverage as then elected to the extent such costs exceed his or her employee contribution prior to the termination date; and

•        all outstanding, unvested shares of time vesting restricted common stock held by such officer shall automatically become fully vested.

The severance arrangements under Mr. Philpott’s employment agreement differ materially from the foregoing only in that Mr. Philpott:

•        is also entitled to severance compensation if he terminates his employment for good reason (as defined in his employment agreement); and

•        would receive severance compensation equal to two times his then-current base salary for most terminations not connected to a change in control.

In connection with her separation from the company effective July 2, 2014, in accordance with her Severance Agreement (i) the company paid Ms. Falcone the required severance payments (reflected in the Summary Compensation Table and Other Compensation Table) and (ii) her outstanding restricted stock was vested.

The foregoing description of our executive severance agreements do not include all terms contained in the actual agreements.  Please refer to the full text of the agreements for the complete terms and provisions, copies of which are filed as exhibits to our public filings with the SEC and which are incorporated herein by reference.  Refer to our 2014 Form 10-K exhibit list for the location of each of these agreements.

Payments Made Upon Retirement

For a description of the pension plans in which the named executive officers participate, see the Pension Benefits table above. The tables below provide the estimated pension benefits that would have become payable if the named executive officer had ceased to be employed as of December 31, 2014.  None of our current named executive officers is eligible for early retirement.

Payments Made Upon Death or Disability

For a discussion of the supplemental life insurance benefits for the named executive officers, see the section above entitled “Perquisites” and the All Other Compensation table above.  The tables below provide the amounts the beneficiaries of each named executive officer would have received had such officer died on December 31, 2014.  The company pays for long-term disability insurance for all salaried employees, and the table below provides the estimated amounts payable to our named executive officers (or their guardians) if they had become eligible for payments under such policy on December 31, 2014.

Potential Termination and Change in Control Benefits

The table below illustrate an estimated amount of compensation potentially payable to each named executive officer upon termination of such executive’s employment under various scenarios.  Any amount ultimately received will vary based on a variety of factors, including the reason for such executive’s termination of employment, the date of such executive’s termination of employment, and the executive’s age upon termination of employment.  The amounts shown assume that such event occurred as of December 31, 2014, and, therefore are estimates of the amounts that would have been paid to such executives upon such event.  Actual amounts to be paid can only be determined at the time of the event triggering the payment obligations.  No additional payments are required in the event of a termination for cause in connection with a change in control.

	No Change in Control			Change in Control
	Disability	Death	Termination Without Cause	No Termination	Termination Without Cause or For Good Reason
Robert Philpott
Retirement Benefits (1)	$74,488	$74,488	$74,488	$74,488	$74,488
Disability Benefits	1,820,082	-	-	-	-
Salary Continuation (2)	-	900,000	-	-	-
Cash Severence (3)	-	-	1,400,000	-	2,475,000
Health Benefits (3) (4)	-	-	19,137	-	42,950
Equity Vesting Acceleration (3) (5)	-	-	1,161,975	3,373,943	-
Estimated Total	$1,894,570	$974,488	$2,655,600	$3,448,431	$2,592,438

Doug Shepard
Retirement Benefits (1)	$266,318	$266,318	$266,318	$266,318	$266,318
Disability Benefits	3,104,353	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severence	-	-	562,500	-	937,500
Health Benefits (4)	-	-	12,535	-	26,673
Equity Vesting Acceleration (5)	-	-	458,107	1,026,906	-
Estimated Total	$3,370,671	$966,318	$1,299,460	$1,293,224	$1,230,491

Brian Dames
Retirement Benefits (1)	$201,903	$201,903	$201,903	$201,903	$201,903
Disability Benefits	2,593,084	-	-	-	-
Salary Continuation (2)	-	700,000	-	-
Cash Severence	-	-	459,000	-	816,160
Health Benefits (4)	-	-	5,804	-	13,907
Equity Vesting Acceleration (5)	-	-	307,402	711,679	-
Estimated Total	$2,794,987	$901,903	$974,109	$913,582	$1,031,970

	No Change in Control			Change in Control
	Disability	Death	Termination Without Cause	No Termination	Termination Without Cause or For Good Reason
Andrew Harrison
Retirement Benefits (1)	$282,044	$282,044	$282,044	$282,044	$282,044
Disability Benefits	2,303,704	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severence	-	-	435,000	-	814,375
Health Benefits (4)	-	-	17,511	-	34,748
Equity Vesting Acceleration (5)	-	-	289,337	634,534	-
Estimated Total	$2,585,748	$982,044	$1,023,892	$916,578	$1,131,167

Robert Munden
Retirement Benefits (1)	$119,079	$119,079	$119,079	$119,079	$119,079
Disability Benefits	2,593,873	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severence	-	-	457,500	-	762,500
Health Benefits (4)	-	-	16,394	-	33,652
Equity Vesting Acceleration (5)	-	-	312,557	732,314	-
Estimated Total	$2,712,952	$819,079	$905,529	$851,393	$915,231

(1)

Reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2014, which the named executive officer would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. None of our named executive officers have reached normal retirement age. These amounts would also be payable in the event of termination with or without cause or voluntary resignation, provided that some or all of this amount is subject to clawback under certain circumstances: in the event of a “for cause” termination related to dishonest conduct, the Compensation Committee may deny vested retirement benefits under the Restoration Pension Plan.

(2)	Reflects the aggregate amount of 10 annual payments payable to the executive’s estate in the event of such executive’s death while employed.

(3)	The non-change in control amounts are also payable in the event Mr. Philpott terminates his employment for “good reason” as defined in his employment agreement.

(4)

Reflects the estimated payments to (i) partially offset the cost of 18 months (no change in control) or (ii) entirely offset the cost of 24 months of future premiums (change in control) under our health and welfare benefit plans.

(5)	Values are calculated based on the closing price of our common stock of $7.76 on December 31, 2014.

DIRECTOR COMPENSATION

Elements of Current Director Compensation Program

Directors’ compensation includes cash and stock-based incentives. Employee directors are not paid additional compensation for their services as directors.  As of the date of this proxy statement, non-employee directors receive the following compensation for their services on the Board and its committees. Directors’ compensation is subject to change from time to time, and the Board has acted to change certain elements of director compensation as noted in “Establishing Director Compensation” below the table.

Element	Description		Amount

Annual Cash Retainer	Payable to “independent” Board members, as determined by the Board in accordance with applicable rules		$45,000
Annual Retainer for Independent Chairman

Payable to the Chairman if the Chairman is an independent director; consists of a grant of restricted stock on July 1 of each year, vesting in one year but otherwise consistent with Annual Equity Awards (below); in addition to other amounts payable for service as a director.

			Shares equal to $50,000
Annual Cash Retainer for Committee Chairs	•	Audit Committee Chair	$15,000
	•	Compensation Committee Chair	$10,000
	•	Nominating and Corporate Governance Committee Chair	$8,000

Cash Meeting Fees	•	Per in-person Board meeting attended (payable to independent directors)	$2,000
	•	Per in-person Committee meeting attended (payable to applicable Committee members)	$1,000
	•	Per telephonic Board meeting attended (payable to independent directors)	$750
	•	Per telephonic Committee meeting attended (payable to applicable Committee members)	$750

Annual Equity Election In Lieu of Cash Fees	•

Each independent director may elect, annually or in connection with such director’s appointment to the Board, to receive all or a portion of such director’s cash compensation otherwise payable for such director’s services in shares of the company’s common stock

			Up to 100% of a director’s cash compensation
	•

These shares of common stock are granted as soon as administratively practicable following the end of each of the company’s fiscal quarters; the number of shares delivered is based on the market value of one share of the company’s common stock on the NYSE as of the last day of the immediately preceding quarter, in accordance with the 2013 Plan

2014 Annual Equity Awards	•

For the calendar year 2014, each independent director received shares of restricted stock, with a grant date of February 5, 2014 (the fixed date previously selected for long-term incentive awards) and which vest in three equal annual installments beginning the first anniversary of the grant date

			Shares equal to $60,000
	•	The number of shares of restricted stock delivered was based on the market value of one share of the company’s common stock on the NYSE on the grant date, in accordance with the 2013 Plan
	•	These shares of restricted stock were granted pursuant to the 2013 Plan and the other terms and conditions set forth in the applicable form of award agreement under the 2013 Plan
Other	•	Non-management directors may also receive compensation from time to time for any service on special Board committees	As applicable
	•	All directors are reimbursed for their out-of-pocket expenses incurred in connection with their service on the Board or any of its committees

Establishing Director Compensation

The Compensation Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors.  The Compensation Committee may appoint subcommittees and delegate to a subcommittee such power and authority as it deems appropriate, subject to certain limitations set forth in its charter and discussed above in the CD&A.  The Compensation Committee did not appoint any subcommittees during 2014.

The Compensation Committee has the sole authority to retain or terminate a consulting firm engaged to assist in the evaluation of director compensation.  From time to time, the Compensation Committee reviews surveys and other information provided by outside consultants to provide insights on director compensation matters.  Our director compensation is structured predominantly based upon the results of such reviews as well as the amount of time devoted to Board and committee meetings.  The Committee believes that engaging a consultant on a periodic basis is more appropriate than having annual engagements.

In connection with Meridian’s 2014 engagement to review the company’s executive compensation programs, the Committee also requested that Meridian conduct a review and analysis of our compensation of non-employee directors and related policies, practices and trends. In March 2014, the Committee made its 2014 annual non-employee director compensation determinations, taking into account the results of Meridian’s review, analysis and recommendations, among other factors, and no changes were made from the 2013 compensation program.  The Board believes this overall compensation level is appropriate to attract and retain highly qualified board candidates.

Director Stock Ownership Guidelines

Under our Corporate Governance Principles adopted by the Board non-employee directors are expected to hold three times the annual cash retainer amount (or $135,000) in company stock.  Employee directors are subject to the stock ownership guidelines applicable to management, as described above, rather than these director stock ownership guidelines.  At December 31, 2014, each of our directors was in compliance with this policy.

2014 Director Compensation for Non-Employee Directors

The following table shows 2014 compensation recognized for financial statement reporting purposes of our non-employee directors. Consequently, the amounts reflected in the “Stock Awards” and “Options Awards” columns below also include compensation expense amounts from awards granted in prior years.  All fees were paid in cash, unless otherwise designated.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total

Name	($)	($) (1)	($)	($) (2)	($)

(a)	(b)	(c)	(d)	(e)	(f)
Stephen E. Carley (3)	$67,265	$59,999	$-	$4,508	$131,771

David L. Copeland	$82,000	$59,999	$-	$4,950	$146,949

William F. Farley (4)	$83,766	$59,999	$-	$4,950	$148,715

Christopher M. Harte (3) (5)	$62,260	$109,998	$-	$7,105	$179,363

Scott C. Key (3)	$62,257	$59,999	$-	$4,508	$126,763

Judy C. Odom (6)	$75,263	$59,999	$-	$4,950	$140,212

Karen A. Puckett	$63,500	$59,999	$-	$4,950	$128,449

(1)                 Each of the independent directors was granted shares of restricted stock in 2014 with a grant date fair value of $60,000 (rounded down to the nearest whole share), computed in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2014 included in our Form 10-K.  Restricted stock awards are granted without consideration and vest in three equal annual installments beginning the first anniversary of the date of grant.

(2)                 Reflects dividends paid during the year on shares of restricted stock held by such director.

(3)                 Elected to receive all fees in the form of stock.

(4)                 Elected to receive half of all fees in the form of stock.

(5)                 Received an additional grant in 2015 in respect of his service as Chairman with a grant date fair value of $50,000 (rounded down to the nearest whole share).  This restricted stock award was granted without consideration and vests on June 30, 2015.

(6)                 Elected to receive one quarter of all fees in the form of stock.

Equity Awards Outstanding at Year End

The following table shows the number of outstanding equity awards held by our non-employee directors as of December 31, 2014.

Name	Number of Outstanding Shares of Restricted Stock (#)	Number of Outstanding Stock Options (#)	Total (#)

Stephen E. Carley	12,736	—	12,736
David L. Copeland	14,559	4,200	18,759

William F. Farley	14,559	4,200	18,759

Christopher M. Harte	21,513	4,200	25,713

Scott C. Key	12,736	—	12,736

Judy C. Odom	14,559	4,200	18,759

Karen A. Puckett	14,559	—	14,559

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.  “Committee”, within this Report of the Audit Committee, means the Audit Committee.

The Audit Committee is comprised of three directors.  The Board has determined in its business judgment that each Committee member is independent under the standards of director independence established under our Corporate Governance Principles and the NYSE listing requirements, and is also independent under applicable federal securities laws, including Section 10A(m)(3) of the Exchange Act.  The Committee has the authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the company’s independent registered public accounting firm (independent auditors).  The Board has determined that Messrs. Copeland and Farley qualify as audit committee financial experts under applicable federal securities laws.

The Committee acts under a written charter which focuses the Committee primarily on oversight of:

•    The integrity of the company’s financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•    The qualifications and performance of the company’s independent auditors;

•    The performance of the company’s internal audit function; and

•    The company’s compliance with legal and regulatory requirements.

The Committee’s functions are not intended to duplicate or certify the activities of the company’s independent auditors or management, nor can the Committee certify that the company’s auditors are independent under applicable federal securities laws and NYSE rules.

The Committee meets with management periodically to consider the scope and adequacy of the company’s internal controls and the objectivity of its financial reporting and discusses these matters with the company’s independent auditors, the company’s internal auditors and appropriate company financial personnel.  The Committee also meets privately with the company’s independent auditors, KPMG LLP (“KPMG”), and the company’s internal auditors.  The company’s independent auditors and its internal auditors have unrestricted access to the Committee and can meet with the Committee upon request.

In addition, the Committee reviews the company’s financial statements and reports its recommendations to the full Board for approval and to authorize action.  It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. In rendering this report, the Committee has relied, without independent verification, on management’s representations that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP) and on representations of the company’s independent auditors included in their report on the company’s financial statements.  The Committee’s considerations and discussions with management and the independent auditors, however, do not assure that the company’s financial statements are presented in accordance with GAAP.  Likewise, the Committee’s considerations and discussions with management and the independent auditors do not assure that the audit of the company’s financial statements has been performed in accordance with U.S. generally accepted auditing standards, or that the company’s independent auditors are in fact independent.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with GAAP and for the report on the company’s internal control over financial reporting.  The company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and for attesting to management’s report on the company’s internal control over financial reporting.  The Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting.

The Committee held nine meetings in 2014.  The meetings followed agendas and procedures that, among other things, facilitated and encouraged communication among the Committee, management, the company’s internal auditors and KPMG.  The Committee discussed with the company’s internal auditors and KPMG the overall scope and plans for their respective audits.  In addition, the Committee reviewed the audited consolidated financial statements for the 2014 fiscal year and met and held discussions with management and the company’s independent auditors to discuss those financial statements and the audit related thereto.

The Committee reviewed and discussed (i) the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting, (ii) the company’s guidelines, policies and procedures for financial risk assessment and management and the major financial risk exposures of the company and its business units, as appropriate, (iii) the audited consolidated financial statements for the fiscal year ended December 31, 2014 with management, the company’s internal auditors and KPMG, and (iv) with management, the company’s internal auditors and KPMG management’s annual report on the company’s internal control over financial reporting and KPMG’s audit report.

The Committee discussed with management, the company’s internal auditors and KPMG the processes supporting certifications by the company’s CEO and Chief Financial Officer that are required by the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the SEC.  In addition, the Committee discussed with management, the company’s internal auditors and KPMG the processes supporting management’s annual report on the company’s internal controls over financial reporting.  The Committee met with the company’s internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal controls.

The Committee discussed with KPMG matters that independent accounting firms must discuss with audit committees.  The Committee’s discussions included U.S. generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the company’s consolidated financial statements and the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees.

KPMG provided to the Committee the written disclosures and the letter provided by applicable requirements of the PCAOB and represented that it is independent from the company.  The Committee discussed with KPMG its independence from the company. When considering KPMG’s independence, the Committee reviewed the services KPMG provided to the company that were not in connection with its audit of the company’s consolidated financial statements.  These services included reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q.  The Committee also reviewed the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, KPMG.  In addition, when considering KPMG’s independence, the Committee considered any fees received by the company from KPMG.

Based on these activities, the Committee recommended to the Board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2014 be included in the company’s Annual Report on Form 10-K.  The Committee also has engaged KPMG as the company’s independent auditors for the fiscal year ending December 31, 2015.

Audit Committee
William F. Farley, Chair
David L. Copeland
Scott C. Key

Independent Registered Public Accounting Firm

Representatives of KPMG LLP, who were our independent auditors for the year 2014, are expected to be present at the 2015 annual meeting.  They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  KPMG has been selected as the company’s independent auditors for the fiscal year ended December 31, 2015.

Independent Auditor Fees and Services

The following table sets forth the aggregate fees billed by KPMG or fees payable for professional services in or related to 2013 and 2014.

	2013	2014

Audit Fees (1)	$750,000	$795,000
Audit Related Fees (2)	88,564	35,000
Tax Fees (relating to state, federal and international tax matters)	33,901	36,000
All Other Fees	—	—

Total	$872,555	$866,000

(1)                   Fees for the annual financial statement audit, quarterly financial statement reviews and audit of internal control over financial reporting.

(2)                   Includes fees for assurance and related services other than those included in Audit Fees. Includes charges for statutory audits of certain of the company’s foreign subsidiaries required by countries in which they are domiciled in 2013 and 2014.

Pre-Approval for Non-Audit Services

Pursuant to its charter, the Audit Committee pre-approves permitted non-audit services to be performed for Harte Hanks by its independent auditors. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of non-audit services, provided that such subcommittee’s preapproval decisions are presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL I

ELECTION OF DIRECTORS

Election of Class I Directors

We currently have eight directors serving on our Board, divided into three classes, each of which is elected for a three-year term.  One class of directors is elected each year at our annual meeting of stockholders.  The current term of our Class I directors expires at our 2015 annual meeting.  The Class I directors elected in 2015 will be elected to serve a term of three years ending at our annual meeting of stockholders in 2018.

The nominees for Class I directors are (1) David L. Copeland, (2) Christopher M. Harte and (3) Scott C. Key, each of whom is a currently serving as a director.  Mr. Copeland additionally chairs our Compensation Committee, and Mr. Harte is our Chairman of the Board  Each nominee has indicated his or her willingness to serve as a director if elected.  If, however, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy, and if any director is unable to serve his or her full term, the Board may reduce the size of the Board or designate a substitute to fill the vacancy.

Information with respect to the nominees is set forth in the section of this proxy statement entitled “Directors and Executive Officers.” We believe that our directors and officers intend to vote their shares FOR each of the Class I director nominees.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR the election of each of the Class I director nominees named above. The management proxy holders will vote all duly submitted proxies FOR election unless duly instructed otherwise.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Description of Proposal

In accordance with its charter, the Audit Committee has selected KPMG LLP as Harte Hanks’ independent registered public accounting firm to audit our consolidated financial statements for fiscal 2015 and to render other services required of them. The Board is submitting the appointment of KPMG LLP for ratification at the annual stockholders meeting.  Representatives of KPMG LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The submission of this matter for ratification by stockholders is not legally required.  However, the Board and its Audit Committee believe that such submission provides an opportunity for stockholders to give direct feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of such firm as our independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.

The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace our independent registered public accounting firm . Ratification by the stockholders of the appointment of KPMG LLP does not limit the authority of the Audit Committee to direct the appointment of a new independent registered public accounting firm at any time during the year or thereafter, and the failure to gain such ratification does not limit the Audit Committee’s authority to retain KPMG LLP.

We believe that our directors and officers intend to vote their shares FOR this proposal.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as Harte Hanks’ independent registered public accounting firm for fiscal 2015. The management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

OTHER BUSINESS

The Board is not aware of any matter to be presented for action at the annual meeting other than the matters set forth above. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the company.

PROPOSALS FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

There are two different deadlines for the submission of stockholder proposals. Stockholder proposals that are being submitted for inclusion in our proxy statement and form of proxy for our 2016 annual meeting must be received by us at our principal executive offices on or before December 5, 2015.  Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act, and our bylaws.

Under our bylaws, stockholder proposals that are being submitted other than for inclusion in the proxy statement and form of proxy for our 2016 annual meeting must be received at our principal executive offices no earlier than January 14, 2016 and no later than February 13, 2016.  Such proposals when submitted must be in full compliance with applicable law and our by-laws.

PROXY PROXY BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS 7:30 a.m., Eastern Time, Thursday, May 14, 2015 Harte Hanks – 3800 Horizon Boulevard, Suite 500, Trevose, Pennsylvania 19053 The undersigned stockholder of Harte Hanks, Inc. (“Harte Hanks”) hereby revokes any proxy or proxies previously granted and appoints Carlos M. Alvarado, Robert L. R. Munden and Douglas C. Shepard or any of them as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) or postponement(s) thereof. The undersigned acknowledges receipt of the Harte Hanks Notice of Annual Meeting of Stockholders and Proxy Statement. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. ANY STOCKHOLDER SIGNING THIS PROXY WITHOUT MARKING ITEM 1 OR ITEM 2 WILL BE DEEMED TO HAVE GIVEN THE DESIGNATED PROXIES COMPLETE DISCRETION IN VOTING HIS, HER OR ITS SHARES “FOR” EACH NOMINEE UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2. IF ANY SUCH ITEM IS MARKED, A STOCKHOLDER’S SHARES WILL BE VOTED ON SUCH ITEM IN ACCORDANCE WITH HIS, HER OR ITS INSTRUCTIONS. THE DESIGNATED PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 3. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AS DESCRIBED IN THE PROXY STATEMENT. (Continued and to be voted on reverse side) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 14, 2015. The Proxy Statement and our 2014 Annual Report are available at: http://www.viewproxy.com/hartehanks/2015

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE . Annual Meeting Proxy Card A. Proposals – Our Board has recommended FOR all nominees and proposal 2. 1. To elect three Class I directors, each for a three-year term: FOR AGAINST ABSTAIN 2. To ratify the appointment of KPMG LLP as Harte Hanks’ independent registered public accounting firm for fiscal year 2015. In their discretion, the management proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. FOR WITHHOLD 01 – David L. Copeland 02 – Christopher M. Harte 03 – Scott C. Key 3. I plan to attend the meeting C. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. Date: / / Signature 1 B. Non-Voting Items Change of Address – Please print new address below. Signature 2 CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 14, 2015 Harte Hanks – 3800 Horizon Boulevard, Suite 500, Trevose, Pennsylvania 19053 at 7:30 a.m., Eastern Time This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and Annual Report to Stockholders are available at http://www.viewproxy.com/hartehanks/2015 If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 6, 2015 to facilitate timely delivery. Important information regarding the Internet availability of the Company’s proxy materials, instructions for accessing your proxy materials and voting online and instructions for requesting paper or e-mail copies of your proxy materials are provided on the reverse side of this Notice. STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. The Securities and Exchange Commission rules permit us to make our proxy materials available to our stockholders via the Internet. Material for this annual meeting and future meetings may be requested by one of the following methods: To view your proxy materials online, go to http://www.viewproxy.com/hartehanks/2015. Have the 11 digit control number available when you access the website and follow the instructions. INTERNET TELEPHONE 877-777-2857 TOLL FREE requests@viewproxy.com * If requesting material by e-mail, please send a blank e-mail with the company name and your 11 digit control number (located below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material. You must use the 11 digit control number located in the box below. E-MAIL CONTROL NO. To the Stockholders of HARTE HANKS, INC.: Notice is hereby given that the Annual Meeting of Stockholders of Harte Hanks, Inc. will be held on May 14, 2015 at the Harte Hanks – 3800 Horizon Boulevard, Suite 500, Trevose, Pennsylvania 19053 at 7:30 a.m., Eastern Time for the following purposes: 1. To elect three Class I directors, each for a three-year term: 01– David L. Copeland, 02– Christopher M. Harte, 03– Scott C. Key 2. To ratify the appointment of KPMG LLP as Harte Hanks’ independent registered public accounting firm for fiscal year 2015. 3. In their discretion, the management proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. Our Board has recommended FOR all nominees and proposal 2.

3800 Horizon Boulevard, Suite 500 Trevose, Pennsylvania 19053 The following proxy materials are available to you to review at: http://www.viewproxy.com/hartehanks/2015 • 2014 Annual Report • Proxy Statement ACCESSING YOUR PROXY MATERIALS ONLINE Have this notice available when you request a paper copy of the proxy materials or to vote your proxy electronically. You must reference your control number to vote by Internet or request a hard copy. You May Vote Your ProxyWhen You View The Material On The Internet. You Will Be Asked To Follow The Prompts To Vote Your Shares. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Internet and telephone voting is available through 11:59 p.m., Eastern Daylight Time on May 13, 2015. REQUESTING A PAPER COPY OF THE PROXY MATERIALS By telephone please call 1-877-777-2857 toll free or By logging onto http://www.viewproxy.com/hartehanks/2015 or By email at: requests@viewproxy.com Please include the company name and your control number in the subject line.